Exhibit (a)(1)(A)
Offer to Purchase

All Outstanding Shares of Common Stock

of

AKILI, INC.

at

An Offer Price per Share of $0.4340

by

ALPHA MERGER SUB, INC.
a wholly owned subsidiary of

VIRTUAL THERAPEUTICS CORPORATION
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER
11:59 P.M. EASTERN TIME ON JULY 1, 2024,
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Alpha Merger Sub, Inc., a Delaware corporation (“Purchaser”), and a wholly owned subsidiary of Virtual Therapeutics Corporation, a Delaware corporation (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Akili, Inc., a Delaware corporation (“Akili”), for $0.4340 per Share in cash (the “Offer Price”), all upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Subject to the terms of the Merger Agreement (as defined below), the Offer Price will be paid net of any applicable tax withholding and without interest.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 29, 2024 (together with any amendments or supplements thereto, the “Merger Agreement”), among Akili, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Akili, without a meeting or any further action of the Akili stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Akili will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The time at which the Merger becomes effective is referred to as the “Effective Time” and the date upon which the Merger becomes effective is the “Closing Date.” Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition (as defined below), Purchaser will accept for payment (the date and time of such acceptance, the “Offer Closing Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after one minute after 11:59 p.m. Eastern Time on July 1, 2024 (the “Expiration Time”), unless extended in accordance with the terms of the Merger Agreement, in which event the term “Expiration Time” will mean the date to which the Expiration Time of the Offer is so extended.
Pursuant to the terms of the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, each outstanding Share, other than Shares held in the treasury by Akili, or by any stockholders of Akili who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Offer Price, without interest and subject to any applicable tax withholding. As of immediately prior to the Effective Time, the vesting for each option to purchase Shares from Akili issued pursuant to Akili’s (i) 2022 Stock Option and Incentive Plan (the “2022 Plan”) and (ii) Amended and Restated 2011 Stock Incentive Plan, each as amended from time to time, or otherwise (“Company Stock Options,” and each a “Company Stock Option”), and each Company Restricted Stock Unit (as defined in the Merger Agreement) shall be accelerated and become vested in full. At the Effective Time (i)(A) each Company Stock Option that has an exercise price per share that is less than the Offer Price (each, an “In-the-Money Option”) that is then outstanding (after giving effect to the acceleration referenced above) will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive, in consideration of the cancellation of such

In-the-Money Option, an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the product of (x) the excess of the Offer Price over the applicable exercise price per share under such In-the-Money Option and (y) the total number of Shares underlying such In-the-Money Option as of immediately prior to the Effective Time (the “Company Stock Option Consideration”) and (B) each Company Stock Option that has a per share exercise price that is equal to or greater than the Offer Price (each, an “Out-of-the-Money Option”) will be cancelled for no consideration; and (ii) each outstanding Company Restricted Stock Unit (after giving effect to the acceleration referenced above) shall be cancelled and the holder thereof shall be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the Offer Price. At the Effective Time, (i) each restricted stock unit issued pursuant to the 2022 Plan or otherwise whose vesting is conditioned in whole or in part on achievement of performance goals or metrics (each, a “Company PSU”) and (ii) any entitlement to receive Earnout Shares (as defined in the Merger Agreement) shall be cancelled for no consideration.
On May 31, 2024, the last full trading day prior to the date of this Offer to Purchase, the closing price of Akili common stock as reported on Nasdaq was $0.4206 per Share.
After careful consideration, the Akili board of directors (the “Akili Board”) has duly and unanimously: (i) determined that the terms of Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) are fair to and in the best interests of Akili and the Akili stockholders, (ii) authorized and approved the execution, delivery and performance by Akili of the Merger Agreement and the consummation by Akili of the Transactions; (iii) declared the Merger Agreement and the Transactions advisable; and (iv) recommended that the Akili stockholders accept the Offer and tender their shares in the Offer.
The Offer is subject to various conditions. See “The Tender Offer-Section 9. Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

IMPORTANT
If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either: (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Broadridge Corporate Issuer Solutions, LLC (the “Depositary and Paying Agent”), and either deliver the certificates for your Shares to the Depositary and Paying Agent along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in “The Tender Offer—Section 3. Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer; or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.
* * *
Questions and requests for assistance may be directed to Broadridge Corporate Issuer Solutions, LLC (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

i

SUMMARY TERM SHEET
Alpha Merger Sub, Inc., a Delaware corporation (“Purchaser”), and a wholly owned subsidiary of Virtual Therapeutics Corporation a Delaware corporation (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Akili, Inc., a Delaware corporation (“Akili”), for $0.4340 per Share in cash (the “Offer Price”), upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Subject to the terms of the Merger Agreement (as defined below), the Offer Price will be paid net of any applicable tax withholding and without interest.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 29, 2024 (together with any amendments or supplements thereto, the “Merger Agreement”), among Akili, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Akili, without a meeting or any further action of the Akili stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Akili will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The time at which the Merger becomes effective is referred to as the “Effective Time” and the date upon which the Merger becomes effective is the “Closing Date.” Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition (as defined below), Purchaser will accept for payment (the date and time of such acceptance, the “Offer Closing Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after one minute after 11:59 p.m. Eastern Time on July 1, 2024 (the “Expiration Time”), unless extended in accordance with the terms of the Merger Agreement, in which event the term “Expiration Time” will mean the date to which the Expiration Time of the Offer is so extended.
The following are some questions you, as a stockholder of Akili, may have, and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in the Merger Agreement, this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read the Merger Agreement, this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Broadridge Corporate Issuer Solutions, LLC (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent as the context requires.
WHO IS OFFERING TO BUY MY SECURITIES?
•
Purchaser, a wholly owned subsidiary of Parent, is offering to buy your securities. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Merger Agreement and activities in connection with the Offer. See “The Tender Offer—Section 6. Certain Information Concerning Parent and Purchaser.”

•	Parent is Virtual Therapeutics Corporation. See “The Tender Offer—Section 6. Certain Information Concerning Parent and Purchaser.”
•	Purchaser is Alpha Merger Sub, Inc. See “The Tender Offer—Section 6. Certain Information Concerning Parent and Purchaser.”
WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?
•	Purchaser is seeking to purchase all of the outstanding Shares of Akili. See the Introduction and “The Tender Offer—Section 1. Terms of the Offer.”
HOW MUCH IS PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?
•
Purchaser is offering to pay a cash amount per share of $0.4340 (the “Offer Price”), without interest and subject to any applicable tax withholding, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. See the Introduction and “The Tender Offer-Section 1. Terms of the Offer.”

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
•
If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the Introduction and “The Tender Offer—Section 3. Procedures for Tendering Shares.”

WHY IS PURCHASER MAKING THE OFFER?
•
Parent, through Purchaser, has undertaken to acquire control of, and the entire equity interest in, Akili because it believes it is a good investment. See “The Tender Offer—Section 2. Purpose of the Offer and Plans for Akili” and “The Tender Offer—Section 1. Terms of the Offer.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?
•
Pursuant to the Merger Agreement, Purchaser’s obligation to accept Shares tendered in the Offer is subject to the satisfaction or waiver of certain conditions. Purchaser will not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

(a)
prior to the Expiration Time, there shall not have been validly tendered (and not properly withdrawn) at least one Share more than 50% of the number of Shares that are then issued and outstanding as of the expiration of the Offer (the “Minimum Tender Condition”); or

(b)	any of the following conditions exist or shall have occurred and be continuing at the Expiration Time:
(i)
there shall be any judgment issued, or other legal restraint or prohibition imposed, in each case, by any governmental authority of competent jurisdiction, or law, in each case (collectively, “Legal Restraints”), in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

(ii)
(A) (1) any representation or warranty of Akili set forth in Article IV of the Merger Agreement (other than those set forth in Section 4.01 (Organization, Standing and Power) (but only with respect to the first sentence thereof), Section 4.02 (Corporate Authorization), Section 4.05 (Capitalization), Section 4.06 (Subsidiaries), Section 4.09(a) (Absence or Certain Changes or Events), Section 4.25 (Brokers and Finder’s Fees), Section 4.26 (Opinion of Financial Advisor) and Section 4.29 (No Vote Required)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below) (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (2) any representation or warranty of Akili set forth in Section 4.01 (Organization, Standing and Power) (but only with respect to the first sentence thereof), Section 4.02 (Corporate Authorization), Section 4.06 (Subsidiaries), Section 4.25 (Brokers and Finder’s Fees), Section 4.26 (Opinion of Financial Advisor) shall not be true and correct in all material respects (provided that any inaccuracy in any representation or warranty set forth in Section 4.25 (Brokers and Finder’s Fees) constituting a liability greater than 0.5% of the Aggregate Consideration (as defined in the Merger Agreement) shall be deemed material) as of the date of the Merger Agreement (the “Agreement Date”) and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), (3) any representation or warranty of Akili set forth in Section 4.05 (Capitalization) of the Merger Agreement shall not be true and correct other than inaccuracies which would not cause the Aggregate Consideration to increase by more than 0.5%, as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (4) any representation or warranty of Akili set forth in Section 4.09(a) (Absence or Certain Changes or Events) and Section 4.29 (No Vote Required) of the Merger Agreement shall not be true and correct in all respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date);
(iii)
Akili shall have failed to perform in all material respects the obligations to be performed by it as of such time under the Merger Agreement, including without limitation Akili obligations under Section 6.02 of the Merger Agreement;

(iv)
Parent shall have failed to receive from Akili a certificate, dated as of the date on which the Offer expires and signed by an executive officer of Akili, certifying to the effect that the Offer Conditions set forth in clauses (ii), (iii), (v) and (vii) have been satisfied as of immediately prior to the expiration of the Offer;

(v)
since the Agreement Date, any event, occurrence, development or state of circumstances, facts or condition has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below);

(vi)	the Merger Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”);
(vii)	the aggregate number of Appraisal Shares shall represent 15% or more of the outstanding Shares of Akili; or
(viii)
the (A) Closing Cash (as defined in the Merger Agreement) is either (1) less than $55,000,000 if the Offer Closing Time is on or before July 31, 2024 or (2) less than $53,000,000 if the Offer Closing Time is after July 31, 2024 (the “Minimum Cash Condition”); or (B) the Net Working Capital (as defined in the Merger Agreement) is either (1) less than $1,800,000 if the Offer Closing Time is on or before July 31, 2024 or (2) less than $2,000,000 if the Offer Closing Time is after July 31, 2024 (the “Minimum NWC Condition”).

Purchaser and Parent reserve the right to waive certain of the conditions to the Offer in their sole discretion (including the Minimum Cash Condition and the Minimum NWC Condition to the Offer described in the foregoing clause (viii) above); provided that they may not waive the Minimum Tender Condition.
A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, “The Tender Offer—Section 6. Terms of the Offer” and “The Tender Offer—Section 14. Conditions of the Offer.”
IS THERE AN AGREEMENT GOVERNING THE OFFER?
•
Yes. Akili, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See “The Tender Offer—Section 12. Summary of the Merger Agreement and Certain Other Agreements.”

DOES PARENT HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER?
•
Yes. Purchaser expects to pay cash consideration for all Shares accepted for payment in the Offer with some or all of Akili’s Closing Cash (the amount of which is supported by the Minimum Cash Condition). See “The Tender Offer—Section 2. Purpose of the Offer and Plans for Akili,” “The Tender Offer—Section 12. Summary of the Merger Agreement and Certain Other Agreements” and “The Tender Offer—Section 13. Source and Amount of Funds.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?
•
No, we do not believe it is relevant for the reasons set forth herein. The funds to pay for all Shares accepted for payment in the Offer may be funded entirely by Akili’s Closing Cash (the amount of which is supported by the Minimum Cash Condition).

•
Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Purchaser’s financial condition is not relevant to your decision to tender in the Offer because: (i) the form of payment consists solely of cash (which may be supported entirely by Akili’s Closing Cash (the amount of which is supported by the Minimum Cash Condition)), (ii) the Offer is not subject to any financing conditions, (iii) the Offer is for all outstanding Shares of Akili, and (iv) the Purchaser does not have any relevant historical information. See “The Tender Offer—Section 13. Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?
•
You will have until one minute after 11:59 p.m. Eastern Time on July 1, 2024, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the Expiration Time of the Offer as so extended See also “The Tender Offer—Section 6. Terms of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?
Yes, the Offer can be extended. We have agreed in the Merger Agreement, subject to our rights to terminate the Merger Agreement in accordance with its terms, if on any then-scheduled expiration of the Offer the Minimum Tender Condition has not been satisfied or any Offer Condition (as defined in the Merger Agreement) has not been satisfied or waived by Purchaser (set forth in “The Tender Offer—Section 14. Conditions of the Offer”), Purchaser may, in its discretion, or at the request of Akili, Purchaser shall, extend the Offer (i) for periods of up to 10 business days per extension to permit such Offer Condition to be satisfied or (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of The Nasdaq Stock Market LLC (“Nasdaq”) applicable to the Offer; provided that, notwithstanding anything to the contrary in the Merger Agreement, Purchaser shall not, and shall not be required to, (x) in the case of the Minimum Tender Condition being the only Offer Condition not satisfied or else validly waived as of any then-applicable Expiration Time (other than those Offer Conditions that by their nature are only to be satisfied as of the then-applicable Expiration Time, but which Offer Conditions would be satisfied or else validly waived if the Expiration Time occurred), extend the Offer by more than an aggregate fifteen business days after the initial Expiration Time, and (y) in any event extend the Offer beyond July 31, 2024 (the “Outside Date”), provided, however, that subject to the terms of the Merger Agreement, including the satisfaction or waiver of certain conditions, and the delivery by Akili of a good faith, written Closing Cash and Net Working Capital forecast to Parent setting forth, in reasonable detail, that the Minimum Cash Condition and Minimum NWC Condition would reasonably be expected to be satisfied if the Merger Closing occurred by August 31, 2024, then either Parent or Akili, in its sole and unlimited discretion, has the right to extend the Outside Date to August 31, 2024.
HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
•
If Purchaser extends the Offer, we will inform Broadridge Corporate Issuer Solutions, LLC, the depositary and paying agent for this Offer (the “Depositary and Paying Agent”), of that fact and will file with the SEC and disseminate to the holders of Shares, as and to the extent required by law, a supplement or amendment to this Offer to Purchase giving the new Expiration Time no later than 9:00 a.m. Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See “The Tender Offer—Section 6. Terms of the Offer.”

HOW DO I TENDER MY SHARES?
•
If you hold your Shares directly as the registered owner, you can: (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent; or (ii) tender your Shares by following the procedure for book-entry set forth in “The Tender Offer—Section 8. Procedures for Tendering Shares,” not later than the expiration of the Offer. See “The Tender Offer—Section 8. Procedures for Tendering Shares.” The Letter of Transmittal is enclosed with this Offer to Purchase.

•
If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

•
In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary and Paying Agent of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Tender Offer—Section 8. Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also “The Tender Offer—Section 7. Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m. Eastern Time on July 1, 2024, unless Purchaser extends the Offer. See “The Tender Offer—Section 9. Withdrawal Rights.”

•
In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after August 2, 2024, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “The Tender Offer—Section 9. Withdrawal Rights.”

WHAT DOES AKILI BOARD OF DIRECTORS THINK OF THE OFFER?
•
After careful consideration and upon the unanimous recommendation of the Akili board of directors (the “Akili Board”), the members of the Akili Board have unanimously recommended that you accept the Offer (the “Akili Board Recommendation”). Pursuant to the Merger Agreement, Akili’s full statement on the Offer will be set forth in its Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which shall be filed with the SEC no later than the third business day after the date hereof. See also the “Introduction” below. You are strongly encouraged to review the Schedule 14D-9 carefully and in its entirety before making a decision regarding whether to tender your Shares in the Offer.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?
•
If we accept Shares for payment pursuant to the Offer, then the Minimum Tender Condition will have been satisfied and we will hold a sufficient number of Shares to effect the Merger without a vote by Akili stockholders under the General Corporation Law of the State of Delaware (the “DGCL”). If the Merger occurs, then Akili will become a wholly owned subsidiary of Parent and each issued and then outstanding Share, other than Shares held in the treasury by Akili, or by any stockholders of Akili who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Offer Price, without interest and subject to any applicable tax withholding. For more information, see the “Introduction” below.

•
Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the time Purchaser first irrevocably accepts for purchase the Shares tendered in the Offer (the “Offer Closing Time”). See “The Tender Offer—Section 2. Purpose of the Offer and Plans for Akili” and “The Tender Offer—Section 12. Summary of the Merger Agreement and Certain Other Agreements.”

IF THE OFFER IS COMPLETED, WILL AKILI CONTINUE AS A PUBLIC COMPANY?
•
No. Immediately following the Offer Closing Time and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent, and the Shares will be delisted from Nasdaq, and Akili obligations to file periodic reports under the Exchange Act will be suspended, and Akili will be privately held. See “The Tender Offer—Section 4. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”
IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?
•
If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the Offer Price as if you had tendered your Shares in the Offer.

•
If you decide not to tender your Shares in the Offer and the Merger does not occur, you will remain a stockholder of Akili. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See “The Tender Offer—Section 4. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

•
Following the Offer Closing Time, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See “The Tender Offer—Section 4. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?
•
On May 31, 2024, the last full trading day prior to the date of this Offer to Purchase, the last reported closing price per Share reported on Nasdaq was $0.4206. See “The Tender Offer—Section 3. Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?
•
If the conditions to the Offer as set forth in the Introduction and “The Tender Offer—Section 14. Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount in cash equal to the number of Shares you tendered multiplied by the Offer Price, without interest and subject to any applicable tax withholding, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within three business days). See “The Tender Offer—Section 6. Terms of the Offer” and “The Tender Offer—Section 7. Acceptance for Payment and Payment for Shares.”

IF I AM AN EMPLOYEE OF AKILI, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?
•
As of immediately prior to the Effective Time, the vesting for each outstanding and unvested Company Stock Option and Company Restricted Stock Unit shall be accelerated and become vested in full. At the Effective Time (i)(A) each Company Stock Option that has an exercise price per share that is less than the Offer Price (each, an “In-the-Money Option”) that is then outstanding (after giving effect to the acceleration referenced above) will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive, in consideration of the cancellation of such In-the-Money Option, (1) an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the product of (x) the excess of the Offer Price over the applicable exercise price per share under such In-the-Money Option and (y) the total number of Shares underlying such In-the-Money Option as of immediately prior to the Effective Time (the “Company Stock Option Consideration”) and (B) each Company Stock Option that has a per share exercise price that is equal to or greater than the Offer Price (each, an “Out-of-the-Money Option”) will be cancelled for no consideration; and (ii) each outstanding Company Restricted Stock Unit (after giving effect to the acceleration referenced above) shall be cancelled and the holder thereof shall be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the Offer Price. At the Effective Time, (i) each Company PSU and (ii) any entitlement to receive Earnout Shares (as defined in the Merger Agreement) shall be cancelled for no consideration.

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR THE OFFER PRICE PURSUANT TO THE MERGER?
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The receipt of cash in exchange for Shares pursuant to the Offer or the Merger is expected to be treated for U.S. federal income tax purposes either as consideration received in a sale or exchange of the Shares that you exchange in the Offer or the Merger. Assuming such treatment is respected by the Internal Revenue Service (“IRS”), a U.S. Holder (as defined below in “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) is expected to recognize income, gain or loss equal to the difference, if any, between: (i) the sum of the Offer Price received; and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

The U.S. federal, state, local and non-U.S. income and other tax consequences to holders or beneficial owners of Company Stock Options or Company Restricted Stock Units participating in the Merger with respect to such Company Stock Options or Company Restricted Stock Units are not discussed herein, and such holders or beneficial owners of Company Stock Options or Company Restricted Stock Units are strongly encouraged to consult with their own tax advisors regarding such tax consequences. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.
WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?
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No appraisal rights are available to the holders of Shares in connection with the Offer, and stockholders who tender their Shares in the Offer will not have appraisal rights in connection with the Merger. However, if Purchaser purchases Shares in the Offer and the Merger is consummated, holders of Shares outstanding as of immediately prior to the Effective Time who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the time Parent accepts properly tendered Shares for purchase); (ii) otherwise comply with the applicable procedures under Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value.

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The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and Akili may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

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Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

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The foregoing summary of appraisal rights under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which are contained in Section 262 of the DGCL and will be further summarized in a notice of the availability of appraisal rights to be sent by Akili. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. For more information regarding appraisal rights, see “The Tender Offer—Section 16. Certain Legal Matters; Regulatory Approvals.”
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If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
•	You can call Broadridge Corporate Issuer Solutions, LLC, the Information Agent, toll-free at
1-855-793-5068 or email them at Shareholder@Broadridge.com. See the back cover of this Offer to Purchase.

Forward-looking Statements
This Offer to Purchase includes express or implied forward-looking statements about the proposed acquisition of Akili by Parent and the operations of the combined company that involve risks and uncertainties relating to future events and the future performance of Akili. Actual events or results may differ materially from these forward-looking statements. Words such as “will,” “could,” “would,”“should,” “expect,” “plan” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “future,” “opportunity” “will likely result,” “target,” variations of such words, and similar expressions or negatives of these words are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words.
These statements are based on current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific. A number of important factors, including those described in this communication, could cause actual results to differ materially from those contemplated in any forward-looking statements. Factors that may affect future results and may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Akili’s stockholders will tender their stock in the offer; the possibility that competing offers will be made by third parties; the occurrence of events that may give rise to a right of one or both of Parent and Akili to terminate the merger agreement; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived on a timely basis or at all, including the possibility that a governmental entity may prohibit, delay, or refuse to grant approval, if required, for the consummation of the proposed transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of consents or regulatory approvals or actions, if any; the possibility that the proposed transaction may not be completed in the time frame expected by Parent and Akili, or at all; the risk that Akili may not realize the anticipated benefits of the proposed transaction in the time frame expected, or at all; the effects of the proposed transactionon relationships with Akili’s employees, business or collaboration partners or governmental entities; the ability to retain and hire key personnel; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; significant or unexpected costs, charges or expenses resulting from the proposed transaction; potential negative effects related to this announcement or the consummation of the proposed acquisition on the market price of Akili’s common stock; unknown liabilities related to Parent or Akili; the nature, cost and outcome of any litigation and other legal proceedings involving Akilior its officers and directors, including any legal proceedings related to the proposed acquisition; and risks related to global as well as local political and economic conditions, including interest rate and currency exchange rate fluctuations. While the foregoing list of factors presented here is considered representative, no list should be considered to be a complete statement of all potential risks and uncertainties. There can be no assurance that the proposed transaction or any other transaction described above will in fact be consummated in the manner described or at all. A more complete description of these and other material risks can be found in Akili’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q and other documents that may be filed by Akili from time to time with the SEC, and the Schedule 14D-9 to be filed by Akili. Parent and Akili also plan to file other relevant documents with the SEC regardingthe proposed transaction.
Any forward-looking statements speak only as of the date of this communication and are made based on management’s current beliefs and assumptions and on information currently available to Parent and Akili, and the reader is cautioned not to rely on any forward looking statements. Parent and Akili do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

To All Holders of Shares of
Akili, Inc.
INTRODUCTION
Purchaser, a wholly owned subsidiary of Parent, is making the Offer to acquire all outstanding Shares of Akili for a cash amount per share of $0.4340, all upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Subject to the terms of the Merger Agreement, the Offer Price will be paid net of any applicable tax withholding and without interest. The Offer is being made pursuant to the Merger Agreement among Akili, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Akili, without a meeting or any further action of the Akili stockholders in accordance with Section 251(h) of the DGCL, assuming the conditions set forth in Section 251(h) of the DGCL are met, and Akili will be the Surviving Corporation and a wholly owned subsidiary of Parent. Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the satisfaction of the Minimum Tender Condition, Purchaser will accept for payment and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer at the Offer Closing Time.
On May 31, 2024, the last full trading day prior to the date of this Offer to Purchase, the closing price of Akili common stock as reported on Nasdaq was $0.4206 per Share.
If your Shares are registered in your name and you tender directly to the Depositary and Paying Agent, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.
We will pay all charges and expenses of the Depositary and Paying Agent and the Information Agent.
Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:
(i)	prior to the Expiration Time, the Minimum Tender Condition shall have not been satisfied; or
(ii)	any of the conditions set forth in “The Tender Offer—Section 14. Conditions of the Offer” shall exist or shall have occurred and be continuing at the Expiration Time of the Offer.
Purchaser and Parent reserve the right to waive certain of the conditions to the Offer in their sole discretion (including the Minimum Cash Condition and the Minimum NWC Condition); provided that they may not waive the Minimum Tender Condition. See “The Tender Offer—Section 14. Conditions of the Offer.”
Pursuant to the terms of the Merger Agreement, the Offer and withdrawal rights will expire at one minute past 11:59 p.m. Eastern Time on July 1, 2024 (the “Expiration Time”). See “The Tender Offer —Section 6. Terms of the Offer,” “The Tender Offer—Section 14. Conditions of the Offer” and “The Tender Offer—Section 16. Certain Legal Matters; Regulatory Approvals.”
After careful consideration, the members of the Akili Board have duly and unanimously: (i) determined that the terms of Offer, the Merger and the Transactions are fair to and in the best interests of Akili and the Akili stockholders; (ii) authorized and approved the execution, delivery and performance by Akili of the Merger Agreement and the consummation by Akili of the Transactions; (iii) declared the Merger Agreement and the Transactions advisable; and (iv) recommended that the Akili stockholders accept the Offer and tender their Shares in the Offer.
Pursuant to the Merger Agreement, Akili’s full statement on the Offer will be set forth in its Schedule 14D-9, which shall be filed with the SEC no later than the third business day after the date hereof. You are strongly encouraged to review the Schedule 14D-9 carefully and in its entirety before making a decision regarding whether to tender your Shares in the Offer.

The Schedule 14D-9 will include a more complete description of the Akili Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby. Therefore stockholders of Akili are encouraged to review the Schedule 14D-9 carefully and in its entirety.
The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, Akili and Purchaser and specified in the certificate of merger).
Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, each outstanding Share, other than Shares held in the treasury by Akili, or by any stockholders of Akili who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Offer Price, without interest and subject to any applicable tax withholding. As of immediately prior to the Effective Time, each Company Stock Option and Company Restricted Stock Unit shall be accelerated and become vested in full. At the Effective Time (i)(A) each In-the-Money Option that is then outstanding (after giving effect to the acceleration referenced above) will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive, in consideration of the cancellation of such In-the-Money Option, an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the product of (x) the excess of the Offer Price over the applicable exercise price per share under such In-the-Money Option and (y) the total number of Shares underlying such In-the-Money Option as of immediately prior to the Effective Time and (B) each Out-of-the-Money Option will be cancelled for no consideration; and (ii) each outstanding Company Restricted Stock Unit (after giving effect to the acceleration referenced above) shall be cancelled and the holder thereof shall be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the Offer Price. At the Effective Time, (i) each Company PSU and (ii) any entitlement to receive Earnout Shares (as defined in the Merger Agreement) shall be cancelled for no consideration.
The Merger Agreement is more fully described in “The Tender Offer—Section 12. Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of Company Restricted Stock Units and Company Stock Options in the Merger. “The Tender Offer—Section 6. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are exchanged in the Merger.
Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Akili’s stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of Akili that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to such offer and received by the depositary prior to expiration of such offer, together with the stock otherwise owned by the consummating corporation or its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of Akili to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement; and (iii) each outstanding share (other than “excluded stock” (as defined in Section 251(h) of the DGCL)) of the company that is subject of and not irrevocably accepted for purchase in such offer is converted in such merger into the right to receive the same amount and kind of cash, property, rights or securities paid for such shares pursuant to such offer. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Akili will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, Akili will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See “The Tender Offer—Section 2. Purpose of the Offer and Plans for Akili.”
The Merger Agreement, this Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER
1.	BACKGROUND OF THE OFFER; CONTACTS WITH AKILI.
Background of the Offer and the Merger; Past Contacts or Negotiations between Parent, Purchaser and Akili. The following is a description of contacts between representatives of Parent and Purchaser with representatives of Akili that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Akili’s activities relating to these contacts, please refer to Akili’s Schedule 14D-9 which shall be filed with the SEC no later than the third business day after the date hereof.
Background of the Offer and the Merger
On February 25, 2024, Mr. Matthew Franklin, Chief Executive Officer of Akili, had a call with a representative of ClavystBio Investments Pte. Ltd. (“ClavystBio”), an investment firm, during which call the parties discussed their respective businesses at a high level, but did not expressly discuss any acquisition or investment matters involving ClavystBio and Akili.
On February 28, 2024, Akili executed a customary confidentiality agreement with ClavystBio, to permit Akili and ClavystBio to further discuss their respective businesses and the possibility of ClavystBio’s potential investment in or other strategic transaction with Akili, which contained a one-year standstill and a provision that terminated the standstill upon Akili’s public announcement of entry into any change in control transaction.
On February 29, 2024, a representative of ClavystBio called Mr. Franklin to inform him that ClavystBio had decided not to pursue directly a potential strategic transaction with Akili.
During the period from February through early April 2024, and unrelated to the interactions with Akili, ClavystBio and another investment firm, North Star Venture Management 2010, L.L.C., an affiliate of Polaris Partners (“Polaris Partners”), had discussions with each other and with Parent concerning a potential non-controlling equity investment in Parent, a company in the same industry as Akili. During such discussions, representatives of ClavystBio and Polaris Partners discussed industry opportunities with Dan Elenbaas, Chief Executive Officer of Parent, including potential strategic transactions with Akili based on certain publicly available information regarding Akili. The parties discussed the potential for significant synergies between Parent’s business and that of Akili and a potential opportunity for a business combination between Parent and Akili. During such discussions, ClavystBio and Polaris Partners each expressed that their interest in making a non-controlling minority equity investment in Parent would be made based on their respective evaluations of Parent as a standalone entity and that a decision regarding any potential transaction between Parent and Akili would solely be a decision of Parent and its board and management. At the time of these discussions and until the closing of ClavystBio’s and Polaris Partners’ equity investment in Parent in late May 2024, Parent was controlled, at the stockholder and board level, solely by Dan Elenbaas.
On April 9, 2024, Parent executed a confidentiality agreement with Akili, which contained a one-year standstill and a provision that terminated the standstill upon Akili’s public announcement of entry into any change in control transaction.
On April 10, 2024, Mr. Elenbaas and Mr. Franklin had a call during which the parties discussed Parent’s interest in engaging in discussions regarding a potential transaction and provided high-level information regarding their respective companies, which included reference to Parent’s discussions with ClavystBio and Polaris Partners regarding their potential equity investments in Parent.
Also on April 10, 2024, Akili executed a confidentiality agreement with Polaris Partners, which contained a one-year standstill and a provision that terminated the standstill upon Akili’s public announcement of entry into any change in control transaction.
On April 12, 2024, Mr. Franklin and Mr. Elenbaas had a call during which they discussed the financial status of Akili, its monthly burn rate, and its major upcoming financial obligations. They also discussed the potential amendment (the “Shionogi Amendment”) to the exclusive collaboration and license agreement between Akili and its Japanese partner, Shionogi & Co. Ltd and the ongoing support requirements of Akili under the agreement.
Also on April 17, 2024, W. Edward Martucci, II, Ph.D, Chair of Akili’s Board of Directors (the “Akili Board”), and Mr. Franklin had a meeting with representatives of Polaris Partners during which they discussed recent developments in Akili’s business and a high-level discussion of Parent’s business.

On April 19, 2024, representatives of Parent, and Parent’s potential investors, Polaris Partners and ClavystBio, had a meeting with Mr. Franklin, during which Mr. Franklin addressed questions regarding the Shionogi Amendment, Akili’s operating expense forecast and Akili’s organizational structure.
Also on April 19, 2024, Parent conveyed to Akili a written non-binding indication of interest, in which Parent proposed the acquisition of Akili by way of either a reverse triangular merger or tender offer which ascribed an equity value for Akili of $35 million, and which equated to $0.4453 per share in cash, assuming 78.6 million shares outstanding. The indication of interest proposed closing conditions with respect to Akili’s net working capital and the amount of cash on Akili’s balance sheet as of the closing of the proposed transaction. The indication of interest also proposed that certain major stockholders of Akili would enter into support agreements committing to vote in favor of a potential transaction.
On April 25, 2024, Mr. Franklin and Jacqueline Studer, Chief Legal Officer of Akili, had a meeting with a representative of ClavystBio, who was in the U.S. meeting with other non-related industry participants regarding general industry developments. At this meeting, Akili representatives and the representative of ClavystBio discussed recent developments in Akili’s business and ClavystBio’s potential equity investment in Parent which, although independent of any transaction between Akili and Parent, would support Parent’s financial capabilities with respect to a combined business after a potential transaction between Parent and Akili.
On April 30, 2024, Akili publicly announced (i) the execution of the Shionogi Amendment, (ii) that the Akili Board approved the revised operating plan and budget for the remainder of 2024, (iii) Akili’s proposed restructuring (the “Restructure”) that would result in a reduction of Akili’s operating expenses, including the related reduction in force by approximately 46% across different areas and function, and (iv) that the Akili Board had determined to review potential strategic alternatives for Akili.
On May 1, 2024, Baker & McKenzie LLP (“Baker McKenzie”), outside legal counsel to Parent, shared a revised indication of interest with Goodwin that clarified that the proposed acquisition of Akili by Parent would be structured as a tender offer and proposed that the parties would use reasonable best efforts to close the potential transaction by July 1, 2024. Representatives of Baker McKenzie also shared with representatives of Goodwin an exclusivity agreement, which provided for exclusive negotiations until May 31, 2024, and representatives of Baker McKenzie indicated that Parent would not direct its advisors to begin drafting transaction documents and conducting due diligence until the parties entered into exclusivity.
Also on May 1, 2024, representatives of Baker McKenzie and Goodwin had a meeting at which the participants discussed the capitalization of Parent, the contemplated investments by ClavystBio and Polaris Partners in Parent, and Parent’s projected cash runway for the combined company following the completion of the potential transaction.
On May 3, 2024, Mr. Franklin, Mr. Elenbaas and members of their respective management teams had a meeting to discuss each party’s respective technology, clinical and regulatory pipelines.
On May 4, 2024, representatives of Baker McKenzie sent Goodwin a revised draft of the indication of interest, which clarified that Parent sought, as a condition to an acquisition of Akili by Parent, that (i) affiliated entities of Chamath Palihapitiya, SC Master Holdings, LLC and SC Pipe Holdings LLC (collectively, “Social Capital”), and (ii) PureTech Health LLC (“PureTech”), Akili’s two largest stockholders, as well as certain of Akili’s directors and officers, would enter into support agreements committing to tender their shares in favor of a potential transaction.
On May 6, 2024, representatives of Goodwin sent Baker McKenzie a revised indication of interest and exclusivity agreement, which retained the initial $35 million aggregate equity value and updated the proposed price to $0.4289 per share assuming 81.6 million shares of Akili Common Stock outstanding (including shares underlying In-The-Money Options, In-The-Money Warrants, and outstanding Akili RSUs). The revised indication of interest also included proposals that the parties would generally bear their own expenses and that the termination fee payable by Akili if the merger agreement were terminated in connection with a superior acquisition proposal regarding Akili or an adverse recommendation change by Akili’s Board would be equal to 3% of the equity value of the proposed transaction.
On May 7, 2024, representatives of Baker McKenzie sent Goodwin revised drafts of the indication of interest and exclusivity agreement. The revised draft of the indication of interest provided for a July 31, 2024 outside date for the potential transaction, and proposed an expense reimbursement of up to $500,000 payable by Akili to Parent if less than 50% of the outstanding shares of Akili Common Stock were tendered in the potential transaction.

On May 8, 2024, representatives of Goodwin sent a revised indication of interest to Baker McKenzie, which provided that the tender offer would be launched by June 3, 2024, the outside date of July 31, 2024 could be extended to August 31, 2024 if Akili provided documentation that reasonably demonstrated that Akili would be able to meet the closing condition relating to a minimum gross cash amount, and reduced the expense reimbursement payable by Akili to Parent if less than 50% of the outstanding shares of Akili Common Stock were tendered in the potential transaction from $500,000 to $175,000.
On May 9, 2024, Akili and Parent finalized the non-binding indication of interest and also entered into the exclusivity agreement, which provided for a mutual exclusivity period until May 22, 2024, with an automatic extension until May 31, 2024 if the parties were continuing negotiations.
On May 13, 2024, members of Parent’s management, members of Akili’s management, and their respective legal advisors conducted diligence sessions regarding Akili’s business.
Also on May 13, 2024, representatives of Baker McKenzie sent the initial drafts of Merger Agreement and form of Support Agreement to Goodwin. The initial draft of the Merger Agreement proposed a closing condition relating to Akili’s net working capital amount at Closing and a closing condition relating to the amount of shares that are held by any Akili stockholders entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL.
On May 16, 2024, representatives of Goodwin sent a revised draft of the Merger Agreement to Baker McKenzie.
From May 16, 2024 through May 28, 2024, representatives of Goodwin, Akili’s management, and Parent’s representatives and representatives of Baker & McKenzie exchanged drafts and participated in discussions regarding the terms of the Merger Agreement, the disclosure schedules and related documents. The items negotiated with respect to the Merger Agreement and related documents included, among other things: the representations and warranties to be made by the parties; the restrictions on the conduct of the parties’ businesses until completion of the transaction; the definitions of material adverse effect; the conditions to completion of the merger; the determination of Akili’s gross cash balance at closing; the allocation of transaction expenses; the provisions regarding Akili’s employee benefit plans, severance and other compensation matters; the remedies available to each party under the Merger Agreement, including the triggers of the termination fee payable to each of the parties and the expense reimbursement payable to Parent; and which equityholders of each of the parties would be required to execute support agreements concurrently with the execution of the Merger Agreement and the terms thereof.
On May 22, 2024, Akili sent the form of Support Agreement to Mr. Palihapitiya and requested that Social Capital sign a Support Agreement requiring Social Capital to tender their shares in the offer to be launched by Parent (subject to customary exceptions).
On May 23, 2024, Akili sent the form of Support Agreement to PureTech, Dr. Martucci, Mr. Franklin, John David, Chief Product Officer of Akili, Adam Gazzaley, MD, Ph.D., a member of the Akili Board, and Ms. Studer and requested that each sign a Support Agreement requiring such stockholders to tender their shares in the offer to be launched by Parent (subject to customary exceptions).
On May 24, 2024, ClavystBio and Polaris Partners completed their respective non-controlling minority equity investments into Parent. Upon the consummation of the investment, Mr. Elenbaas retained majority control of Parent at the stockholder level. Pursuant to the terms of such investment, ClavystBio and Polaris Partners, as preferred stockholders, collectively, have the right to appoint, and have appointed, one member of Parent’s five-member board, which includes Mr. Elenbaas and currently also has one independent director and two vacancies. ClavystBio’s and Polaris Partners’ equity investments were not conditioned upon Parent pursuing, and included no obligation for Parent to pursue, a transaction with Akili, and contained no approval rights by the investors with respect to any such transaction.
On May 28, 2024, Parent and Akili agreed to revise the cash consideration payable in the Offer and the Merger to $0.4340 per Share, which per Share price was adjusted upward from Parent’s May 6, 2024 indication of interest to reflect ordinary course changes in the Company’s capitalization arising from expiration or vesting of certain equity awards but which continued to reflect an aggregate equity value of $35 million.
Also on May 28, 2024, representatives of Goodwin communicated to Baker & McKenzie that the Akili Board had unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (ii) determined that the transactions contemplated by the

Merger Agreement, including the Offer and the Merger, are in the best interests of Akili and its stockholders, (iii) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of Akili accept the Offer and tender their shares of Akili Common Stock to Purchaser pursuant to the Offer.
Also on May 28, 2024, the Parent Board of Directors, by unanimous written consent in lieu of a meeting, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.
Thereafter, in the early morning of May 29, 2024, Akili, Parent and Purchaser executed the Merger Agreement.
Before the opening of trading of the U.S. stock markets on May 29, 2024, Parent and Akili issued a press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer by Purchaser to acquire all of the outstanding shares of Akili Common Stock at the Offer Price.
On June 3, 2024, Purchaser commenced the Offer.
2.	PURPOSE OF THE OFFER AND PLANS FOR AKILI.
Purpose of the Offer. The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, Akili. Pursuant to the Merger, Parent will acquire all of the stock of Akili not purchased pursuant to the Offer or otherwise.
Stockholders of Akili who sell their Shares in the Offer will cease to have any equity interest in Akili or any right to participate in its earnings and future growth. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in Akili and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with the DGCL.
Merger Without a Stockholder Vote. If the Offer is consummated, we do not anticipate seeking the approval of Akili’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Akili in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
Plans for Akili. At the Effective Time, the certificate of incorporation of Akili will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation. Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Purchaser as of immediately prior to the Effective Time, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Akili will request each director of Akili immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a member of the Akili Board. See “The Tender Offer—Section 12. Summary of the Merger Agreement and Certain Other Agreements—Governance of the Surviving Corporation.”
At the Effective Time, Purchaser will be merged with and into Akili, the separate existence of Purchaser will cease, and Akili will continue as the Surviving Corporation in the Merger. The common stock of Akili will be delisted and will no longer be quoted on Nasdaq, and Akili obligation to file periodic reports under the Exchange Act will be suspended, and Akili will be privately held.

Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Akili, the disposition of securities of Akili, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Akili or any of its subsidiaries or the purchase, sale or transfer of a material amount of assets of Akili or any of its subsidiaries.
3.	PRICE RANGE OF SHARES; DIVIDENDS.
According to Akili’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024, the Shares are traded on Nasdaq under the symbol “AKLI.” Akili has advised Parent that, as of the close of business on May 23, 2024, there were: (i) 78,726,725 Shares issued and outstanding; (2) 11,959,050 Shares subject to outstanding Company Stock Options; (3) 1,821,799 Shares subject to outstanding Company Restricted Stock Units; and (4) 133,578 Shares subject to outstanding Company Warrants. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on Nasdaq with respect to the fiscal years ended December 31, 2023 and 2022 and the current fiscal year.
	High	Low
Current Fiscal Year
First Quarter	$0.738	$0.191
Second Quarter (through May 31, 2024)	$0.485	$0.21

Fiscal Year Ended December 31, 2023
First Quarter	$2.20	$1.04
Second Quarter	$1.67	$1.03
Third Quarter	$1.08	$0.45
Fourth Quarter	$0.56	$0.28

Fiscal Year Ended December 31, 2022
First Quarter	$10.10	$9.59
Second Quarter	$9.985	$9.80
Third Quarter	$37.581	$2.15
Fourth Quarter	$2.664	$0.855
On May 31, 2024, the last full trading day prior to the date of this Offer to Purchase, the reported closing sales price per Share on Nasdaq during normal trading hours was $0.4206 per Share.
Akili has never paid cash dividends on its common stock. Additionally, under the terms of the Merger Agreement, Akili is not permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock. See “The Tender Offer—Section 15. Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.
4.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS.
Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Nasdaq Listing. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC, Nasdaq would consider disqualifying the Shares for listing on Nasdaq if, among other possible grounds: (i) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below 300; (ii) the bid price for a Share over a 30 consecutive business day period is less than $1.00; or (iii) (A) Akili has stockholders’ equity of less than $2.5 million, the number of publicly held Shares falls below 500,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period; (B) the number of publicly held Shares falls below 500,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, or the market value of Akili’s listed securities is less than $35 million over a 10 consecutive business day period or (C) the number of publicly held Shares falls below 500,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, or Akili’s net income from continuing operations is less than $500,000 in the most recently completed fiscal year (or in two of the last three fiscal years).
As previously disclosed by Akili, on October 24, 2023, Akili received written notification from Nasdaq informing Akili that if the closing bid price of the Shares did not meet or exceed $1.00 per Share for a minimum of 10 consecutive business days during a 180 calendar day grace period, Nasdaq would provide notice that the Shares would be subject to delisting. As previously further disclosed, on April 23, 2024, Akili received a letter from Nasdaq notifying Akili that it had been granted an additional 180-day compliance period, or until October 21, 2024, to regain compliance with Nasdaq’s minimum closing bid price rule.
Shares held by officers or directors of Akili, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for purposes of Nasdaq’s continued listing requirements. According to Akili, there were, as of May 23, 2024: (1) 78,726,725 Shares issued and outstanding; (2) 11,959,050 Shares subject to outstanding Company Stock Options; (3) 1,821,799 Shares subject to outstanding Company Restricted Stock Units; and (4) 133,578 Shares subject to outstanding Company Warrants. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from Nasdaq, the market for Shares will be adversely affected.
If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.
Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be suspended by Akili upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.
We intend to seek to cause Akili to apply for suspension of registration of the Shares as soon as possible after consummation of the Offer if the requirements for suspension of registration are met. Suspension of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Akili to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an Annual Report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Akili. Furthermore, the ability of “affiliates” of Akili and persons holding “restricted securities” of Akili to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were suspended, the Shares would no longer be eligible for continued inclusion on the Board of Governors of the Federal Reserve System’s (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not suspended prior to the Merger, then the registration of the Shares under the Exchange Act will be suspended following completion of the Merger.
Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.
5.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER.
The following summary describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are exchanged for cash in the Offer or Merger. This summary is for general information purposes only and is not tax advice. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated under the Code (“Treasury Regulations”), published rulings, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary addresses only Holders who hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and partners or investors who hold their Shares through such entities, certain financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, persons that have a functional currency other than the U.S. dollar, persons that own or have owned within the past five years (or are deemed to own or to have owned within the past five years) 5% or more of the outstanding Shares, Holders that exercise appraisal rights, Holders whose Shares are “qualified small business stock” within the meaning of Section 1202 of the Code or stock to which the rollover provisions of Section 1045 of the Code apply, and persons who acquired their Shares upon the vesting and cancellation of Company Stock Options or Company Restricted Stock Units in connection with the Merger or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax, net investment income tax, or any state, local, or non-U.S. tax consequences.
As used in this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder and is not a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes, and the term “Holder” or “Holders” means a U.S. Holder or a Non-U.S. Holder.
If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) exchanges Shares for cash pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. The partnership and partners of the partnership holding Shares should consult their tax advisors regarding the particular tax consequences of exchanging Shares for cash pursuant to the Offer or the Merger applicable to them.

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.
Holders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash pursuant to the Offer or the Merger in light of their particular circumstances.
U.S. Holders.
The exchange of Shares for cash pursuant to the Offer or the Merger will, depending on such U.S. Holder’s particular circumstances, generally be treated as (i) a sale or exchange for U.S. federal income tax purposes or (ii) as a distribution with respect to such U.S. Holder’s Shares. A portion of the funds to pay for all Shares accepted for payment in the Offer and exchanged in the Merger will be funded by Akili’s Closing Cash (the amount of which is supported by the Minimum Cash Condition). As a result, the exchange of Shares for cash pursuant to the Offer or the Merger will be treated as a redemption of Shares by Akili for U.S. federal income tax purposes. Under Section 302(b) of the Code, the exchange of Shares for cash pursuant to the Offer or the Merger generally will be treated as a “sale or exchange” if the exchange (i) results in a “complete termination” of the U.S. Holder’s interest in Akili, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code (as modified by Section 302(c) of the Code), generally must be taken into account. U.S. Holders should be aware that acquisitions or dispositions of Shares as part of a plan that includes the U.S. Holder’s exchange of Shares pursuant to the Offer or the Merger may need to be taken into account in determining whether any of the Section 302 tests are satisfied. As further explained below, it is expected that under the Section 302 tests the exchange of Shares for cash will be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes. However, due to the factual nature of these tests, U.S. Holders are urged to consult their own tax advisors to determine whether an exchange of Shares pursuant to the Offer or the Merger qualifies for sale or exchange treatment under these tests in light of their particular circumstances.
The exchange of Shares pursuant to the Offer or the Merger generally will result in a “complete termination” of the U.S. Holder’s interest in Akili if either (i) the U.S. Holder owns no shares of Akili common stock actually or constructively after the shares are sold pursuant to the Offer or the Merger or (ii) the U.S. Holder actually owns no shares of Akili stock after the Offer or the Merger and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through a waiver of attribution are urged to consult their own tax advisors concerning the mechanics and desirability of such a waiver.
The exchange of Shares pursuant to the Offer or the Merger generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of Akili’s outstanding shares actually and constructively owned by the U.S. Holder immediately after the exchange is less than 80% of the percentage of Akili’s outstanding shares actually and constructively owned by the U.S. Holder immediately before the exchange.
The exchange of Shares pursuant to the Offer or the Merger generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if the reduction in the U.S. Holder’s proportionate interest in Akili’s stock as a result of the exchange constitutes a “meaningful reduction.” Whether the receipt of cash by the U.S. Holder will be treated as not essentially equivalent to a dividend will depend on the particular facts and circumstances, including the number of shares of Akili’s common stock purchased (or treated as purchased) by Akili pursuant to the Offer or the Merger. However, in certain circumstances, even a small reduction in the percentage ownership interest of a stockholder whose relative stock interest in a publicly held corporation (such as Akili) is minimal and who exercises no control over the corporation’s business may constitute a “meaningful reduction.” U.S. Holders are urged to consult their own tax advisors to determine the application of this test (and the other Section 302 tests) in light of their particular circumstances.
Because all of Akili shares held by Holders will be sold pursuant to the Offer or the Merger, and Akili will be wholly owned by Parent after the Merger, it is expected, and the following discussion assumes, that the exchange of Shares for cash will be treated as a “sale or exchange” for U.S. federal income tax purposes.

Non-U.S. Holders.
Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate) or (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses).
Non-U.S. Holders are urged to consult their own tax advisors regarding the particular tax consequences to them of exchanging Shares in the Offer or the Merger, including the application of U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.
Information Reporting, Backup Withholding and FATCA. Information reporting generally will apply to payments to a Holder pursuant to the Offer or the Merger, unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption.
The information reporting and backup withholding rules that apply to payments to a Holder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
As discussed above, Akili intends to send to each U.S. Holder an IRS Form 1099-B treating the Offer or the Merger, as applicable, as a “closed transaction” for U.S. federal income tax purposes. Accordingly, U.S. Holders that treat the Offer or the Merger, as applicable, as an “open transaction” for U.S. federal income tax purposes are urged to consult their own tax advisors regarding how to accurately report their income under this method.
Certain Holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.
Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), the Depositary, Paying Agent or another applicable withholding agent will be required to withhold tax at a rate of 30% on payments of amounts treated as interest pursuant to U.S. tax law to any Non-U.S. Holder that fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid and applicable IRS Form W-8. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Under currently proposed Treasury Regulations, FATCA withholding would no longer apply to payments that are treated as gross proceeds from the sale or other disposition of property of a type that can generate U.S. source interest or dividends, including the Shares. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE OFFER AND MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO HOLDERS OR BENEFICIAL OWNERS OF COMPANY STOCK OPTIONS OR COMPANY RESTRICTED STOCK UNITS PARTICIPATING IN THE MERGER WITH RESPECT TO SUCH COMPANY STOCK OPTIONS OR COMPANY RESTRICTED STOCK UNITS ARE NOT DISCUSSED HEREIN, AND SUCH HOLDERS OR BENEFICIAL OWNERS OF COMPANY STOCK OPTIONS OR COMPANY RESTRICTED STOCK UNITS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING SUCH TAX CONSEQUENCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

6.	TERMS OF THE OFFER.
Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in “The Tender Offer-Section 9. Withdrawal Rights,” The Offer will expire at one minute after 11:59 p.m. Eastern Time on July 1, 2024, unless extended in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the Expiration Time of the Offer is so extended.
Purchaser is offering to pay a cash amount per share of $0.4340 (the “Offer Price”), without interest and subject to any applicable tax withholding, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.
On May 31, 2024, the last full trading day prior to the date of this Offer to Purchase, the closing price of Akili common stock as reported on Nasdaq was $0.4206 per Share.
The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in “The Tender Offer—Section 14. Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in “The Tender Offer—Section 12. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination” occur.
Purchaser expressly reserves the right, in its sole discretion, to: (i) waive, in whole or in part, any Offer Condition (including the Minimum Cash Condition and Minimum NWC Condition), other than the Minimum Tender Condition; and/or (ii) modify the terms of the Offer in a manner not inconsistent with the Merger Agreement, except that Akili consent is required for Purchaser to:
(A)	reduce the number of issued and outstanding Shares subject to the Offer;
(B)	reduce the Offer Price;
(C)	waive, amend or modify the Termination Condition;
(D)	add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares;
(E)	except as provided in the Merger Agreement, terminate, extend or otherwise modify the Expiration Time of the Offer;
(F)	except as provided in the Merger Agreement, change the form or terms of consideration payable in the Offer;
(G)	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Shares; or
(H)	provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.
Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition, Purchaser will, and Parent shall cause Purchaser to, accept for payment and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time. The Offer will not permit Shares to be tendered pursuant to guaranteed delivery procedures.
If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (A) through (H) above.
The Merger Agreement provides that, unless the Merger Agreement has been validly terminated in accordance with its terms, (A) Purchaser may elect to (and if so requested by Akili, will) extend the Offer for one or more consecutive increments of such duration as requested by Akili, but not more than 10 business days each, if at the scheduled Expiration Time of the Offer any of the Offer Conditions (as set forth in “The Tender Offer—Section 14. Conditions of the Offer”) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived, and (B) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer; provided that Purchaser shall not, and shall not be required to, extend the Offer beyond (x) in the case of the Minimum Tender Condition being the only Offer Condition not satisfied or else validly waived as of any then-applicable Expiration Time (other than those Offer Conditions that by their nature are only to and be satisfied as of the then-applicable Expiration Time but which Offer Conditions would be satisfied or else validly waived if the Expiration Time occurred), extend the Offer by more than an aggregate 10 business days after the initial Expiration Time, and (y) in any event extend the offer beyond the Outside Date of 11:59 p.m., Eastern Time, on July 31, 2024; provided that, subject to the terms of the Merger Agreement, including the satisfaction or waiver of certain conditions, and the delivery by Akili of a good faith, written Closing Cash and Net Working Capital forecast to Parent setting forth, in reasonable detail, that the Minimum Cash Condition and Minimum NWC Condition would reasonably be expected to be satisfied if the Merger Closing occurred by August 31, 2024, then either Parent or Akili, in its sole and unlimited discretion, has the right to extend the Outside Date to August 31, 2024.
See “The Tender Offer—Section 12. Summary of the Merger Agreement and Certain Other Agreements.”
Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See “The Tender Offer—Section 9. Withdrawal Rights.”
Without Akili’s consent, there will not be a subsequent offering period for the Offer.
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of 10 business days following the disclosure of such change to stockholders to allow for adequate disclosure to stockholders.
We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in “The Tender Offer—Section 14. Conditions of the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.
Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. Eastern Time on the next business day after the Expiration Time in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d) and 14e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.
Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of Akili pursuant to Section 251(h) of the DGCL.
Akili has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Akili’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

7.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.
Subject to the satisfaction or waiver of all the conditions to the Offer set forth in “The Tender Offer—Section 14. Conditions of the Offer,” we will immediately after the Expiration Time irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, promptly after the Expiration Time (and in any event within three business days), pay for such Shares.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of: (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 8. Procedures for Tendering Shares;” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary and Paying Agent. See “The Tender Offer—Section 8. Procedures for Tendering Shares.”
For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased the Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 8. Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.
8.	PROCEDURES FOR TENDERING SHARES.
Valid Tender of Shares. To validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary and Paying Agent, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either: (i) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent; or (ii) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer. The Depositary and Paying Agent will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.
Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed: (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Other Requirements. Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of: (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares; (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary and Paying Agent. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary and Paying Agent. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary and Paying Agent.
Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Akili, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.
Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.
9.	WITHDRAWAL RIGHTS.
Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m. Eastern Time on July 1, 2024), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after August 2, 2024, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Tender Offer—Section 8. Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in “The Tender Offer—Section 8. Procedures for Tendering Shares” at any time prior to the expiration of the Offer.
If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights pursuant to the Offer, the Depositary and Paying Agent may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholder’s exercise of withdrawal rights as described in this Section 4.
10.	CERTAIN INFORMATION CONCERNING AKILI.
The following description of Akili and its business has been taken from: (i) Akili’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 29, 2024; and (ii) Akili’s Periodic Report on Form 10-Q for the three months ended March 31, 2024, filed with the SEC on May 14, 2024, and is qualified in its entirety by reference to such Form 10-K and Form 10-Q.
Akili is a leading digital medicine company, pioneering the development of cognitive treatments through game-changing technologies. Akili’s approach of leveraging technologies designed to directly target the physiology of the brain has established a new category of medicine—medicine that is validated through clinical trials like a drug or medical device, but experienced like entertainment.
Akili was incorporated under the laws of the State of Delaware on August 19, 2022. Akili’s principal executive office is 71 Commercial Street, Mailbox 312, Boston, Massachusetts 02109, and Akili’s telephone number is (617) 313-8853. Akili’s website address is www.akiliinteractive.com.
Available Information. Akili is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Akili’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Akili’s securities, any material interests of such persons in transactions with Akili, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Akili’s stockholders and filed with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Akili, who file electronically with the SEC. The address of that site is https://www.sec.gov. Akili also maintains an Internet website at https://www.akiliinteractive.com. The information contained in, accessible from or connected to Akili’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Akili filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
Sources of Information. Except as otherwise set forth herein, the information concerning Akili contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Akili. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary and Paying Agent assumes responsibility for the accuracy or completeness of the information concerning Akili contained in such documents and records or for any failure by Akili to disclose events which may have occurred or may affect the significance or accuracy of any such information.
11.	CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.
General. Purchaser is a Delaware corporation with its principal offices located at 13905 NE 128th Street, Suite 200, Kirkland, Washington 98034. The telephone number of Purchaser is (425) 821-8001. Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of Akili and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.
Parent is a Delaware corporation formed under the laws of the State of Delaware on May 29, 2015 with its principal offices located at 13905 NE 128th Street, Suite 200, Kirkland, Washington 98034 . The telephone number of Parent is (425) 821-8001. Parent is a digital health company delivering scalable, accessible, affordable, and personalized solutions for mental health and mental fitness.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Parent and Purchaser (the “Item 3 Persons”) and certain other information are set forth in Schedule A hereto.
During the last five years, neither Parent nor Purchaser, nor, to the knowledge of Parent and Purchaser, any of the Item 3 Persons: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement and convictions that have been overturned on appeal) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
None of Parent, Purchaser, any majority-owned subsidiary of Parent or Purchaser, or, to the knowledge of Parent and Purchaser, any of the Item 3 Persons or any associate of any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares. Neither Parent nor Purchaser, nor, to the knowledge of Parent or Purchaser, any of Item 3 Persons or any associate of any Item 3 Person nor any director, executive officer or subsidiary of any of the Parent or Purchaser has effected any transaction in the Shares during the past 60 days. As discussed in Section 10 – “Background of the Offer; Contacts with Akili,” any Shares owned directly or indirectly by Parent or Purchaser as of immediately prior to the Effective Time will be cancelled in the Merger for no consideration. Other than pursuant to the Support Agreements, to the knowledge of Parent, there are no restrictions on any Akili stockholder with respect to transferring or disposing of any such Shares prior to the Effective Time.
Neither Parent nor Purchaser, nor, to the knowledge of Parent and Purchaser, any of the Item 3 Persons, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Akili, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.
Neither Parent nor Purchaser, nor, to the knowledge of Parent or Purchaser, any of the Item 3 Persons, has had any business relationship or transaction with Akili or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as disclosed in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, Purchaser, or any of their subsidiaries nor, to the knowledge of Parent or Purchaser, any of the Item 3 Persons, on the one hand, and Akili or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.
Notwithstanding the foregoing, in connection with the execution of the Merger Agreement, Parent and Purchaser entered into Support Agreements (as described in “The Tender Offer—Section 12. Summary of the Merger Agreement and Certain Other Agreements—Support Agreements”) with each of the Supporting Stockholders (as defined in “The Tender Offer—Section 12. Summary of the Merger Agreement and Certain Other Agreements—Support Agreements”) that are party to the Support Agreements, which parties in the aggregate, beneficially own approximately 37.38% of the outstanding Shares.
Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available at the SEC’s website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.
12.	SUMMARY OF THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.
Summary of the Merger Agreement.
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. The Merger Agreement was filed as Exhibit 2.1 to the Current Report on Form 8-K that Akili filed with the SEC on May 29, 2024. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in “The Tender Offer—Section 11. Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Akili, Parent, Purchaser or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by Akili, on the one hand, and Parent and Purchaser, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Merger Agreement, including information in confidential disclosure schedules delivered in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between Akili, on the one hand, and Parent and Purchaser, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about Akili, Parent, Purchaser or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Akili public disclosures.
The Offer. The Merger Agreement provides that Purchaser will commence the Offer no later than June 3, 2024. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject only to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in “The Tender Offer—Section 14. Conditions of the Offer.” Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in “The Tender Offer—Section 14. Conditions of the Offer,” the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, no more than three business days after the applicable Expiration Time, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. Parent is entitled to use or cause to be used some or all of the Closing Cash in order to pay the Offer Price for all such Shares.
Pursuant to the terms of the Merger Agreement, the Offer Price consists of a cash amount per share of $0.4340, net of any applicable tax withholding and without interest.
Purchaser expressly reserves the right, in its sole discretion, to: (i) waive, in whole or in part, any Offer Condition described in “The Tender Offer—Section 14. Conditions of the Offer” (including the Minimum Cash Condition and the Minimum NWC Condition), other than the Minimum Tender Condition; and/or (ii) modify the terms of the Offer in a manner not inconsistent with the Merger Agreement, except that Akili consent is required for Purchaser to:
(A)	reduce the number of issued and outstanding Shares subject to the Offer;
(B)	reduce the Offer Price;
(C)	waive, amend or modify the Termination Condition;
(D)	add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares;
(E)	except as provided in Section 2.01 of the Merger Agreement, terminate, extend or otherwise amend or modify the Expiration Time of the Offer;
(F)	except as provided in Section 2.01(d) of the Merger Agreement, change the form or terms of consideration payable in the Offer;
(G)	otherwise amend, modify or supplement any terms of the Offer in a manner adverse to the holders of Shares; or
(H)	provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.

The Merger Agreement provides that, unless the Merger Agreement has been validly terminated in accordance with its terms, Purchaser may elect to (and if so requested by Akili, will) extend the Offer: (A) for one or more consecutive increments of such duration as requested by Akili, but not more than 10 business days each (or for such longer period as may be agreed to by Parent and Akili), if at the scheduled Expiration Time of the Offer any of the Offer Conditions (as set forth in “The Tender Offer—Section 14. Conditions of the Offer”) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived, and (B) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer; provided that Purchaser shall not be required to (x) extend the Offer by more than an aggregate 15 business days after the initial Expiration Time in the case of the Minimum Tender Condition being the only Offer Condition not satisfied or validly waived as of the applicable Expiration Time or (y) in any event extend the Offer beyond the Outside Date.
Unless the Merger Agreement is terminated in accordance with its terms, Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date. In the event the Merger Agreement is validly terminated in accordance with its terms, Purchaser will promptly and irrevocably terminate the Offer and return, and will cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.
Conversion of Capital Stock at the Effective Time. Each outstanding Share, other than Shares held in the treasury by Akili, or by any stockholders of Akili who are entitled to and who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Offer Price, without interest and subject to any applicable tax withholding and shall automatically be canceled and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
Each share of Purchaser’s capital stock issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
The Merger. The Merger Agreement provides that, as soon as practicable following the Offer Closing Time and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Akili, the separate existence of Purchaser will cease and Akili will continue as the Surviving Corporation of the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Parent, Purchaser and Akili have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of Akili’s stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.
Immediately following the Effective Time, the certificate of incorporation of Akili will be amended and restated in its entirety to be in the form attached as Exhibit B to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.
Immediately following the Effective Time, the bylaws of Purchaser as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation other than as set forth in the Merger Agreement.
Treatment of Equity Interests. Pursuant to the Merger Agreement, as of immediately prior to the Effective Time, the vesting for each outstanding and unvested Company Stock Option and Company Restricted Stock Unit shall be accelerated and become vested in full. At the Effective Time (i)(A) each In-the-Money Option that is then outstanding (after giving effect to the acceleration referenced above) will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive, in consideration of the cancellation of such In-the-Money Option, an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the product of (x) the excess of the Offer Price over the applicable exercise price per share underlying such In-the-Money Option and (y) the total number of Shares underlying such In-the-Money Option as of immediately prior to the Effective Time (the “Company Stock Option Consideration”) and (B) each Out-of-the-Money Option will be cancelled for no consideration; and (ii) each outstanding Company Restricted Stock Unit (after giving effect to the acceleration referenced above) shall be cancelled and the holder thereof shall be entitled to receive an amount in cash without interest, less any applicable tax withholding, equal to the Offer Price.
At the Effective Time, (i) each Company PSU and (ii) any entitlements to receive Earnout Shares (as defined in the Merger Agreement) shall be cancelled for no consideration.

Conditions to Each Party’s Obligation to Effect the Merger. The obligation of Akili, Parent and Purchaser to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(i)	there must not be in effect any Legal Restraints preventing or prohibiting the consummation of the Merger; and
(ii)	Purchaser must have accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.
Akili Board Recommendation. As described above, and subject to the provisions described below, the Akili Board has determined to recommend that the stockholders of Akili accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the “Akili Board Recommendation.” The Akili Board also agreed to include the Akili Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer. Pursuant to the Merger Agreement, the Schedule 14D-9 shall be filed with the SEC no later than the third business day after the date hereof. You are strongly encouraged to review the Schedule 14D-9 carefully and in its entirety before making a decision regarding whether to tender your Shares in the Offer.
Reasonable Best Efforts. Each of Akili, Parent and Purchaser has agreed to use its respective reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”). In particular, without limiting the generality of the foregoing, Akili, Parent and Purchaser are required to use reasonable best efforts to: (i) cause each of the Offer Conditions and each of the conditions to the Merger to be satisfied as promptly as reasonably practicable, (ii) obtain all necessary or advisable actions or non-actions, waivers and consents from, or the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a proceeding by, any governmental entity with respect to the Merger Agreement or the Transactions, (iii) obtain all necessary or advisable actions or non-actions, waivers and consents with respect to certain contracts to which Akili is party and (iv) executing and delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement.
Notwithstanding its obligations to use reasonable best efforts as described immediately above, neither Parent nor any of its respective affiliates will be required to propose, agree to or take any action, or cause to be done, or assist or cooperate in the doing of anything, that Parent, in its reasonable discretion, determines would result in, or could reasonably be expected to result in, (i) any arrangement, condition, restriction, contract or judgment that is not conditioned on the consummation of the Transactions or (ii) the execution, carrying out or termination of contracts or judgments or submitting to laws (A) providing for the license, sale, lease, transfer or other disposition of, any lien on, or holding separate of, any assets, equity interests, or rights of Parent or the Company or any of their respective affiliates, (B) providing for the termination of existing relationships, contractual rights or obligations of Parent or the Company or any of their respective affiliates, or (C) imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their respective affiliates to conduct their respective businesses (including with respect to market practices and structure) or own any assets or to acquire, hold or exercise full rights of ownership of the business of Parent, the Company or their respective affiliates (each of the preceding (i) or (ii), a “Burdensome Condition”).
Moreover, nothing in the Merger Agreement obligates Parent or the Company to oppose through any proceeding pursuant to any laws any legal restraint or Burdensome Condition or any person (including any governmental authority) seeking to impose any legal restraint or any Burdensome Condition.
The Company will not, and will cause its Affiliates not to, agree or commit to any Burdensome Condition without the written consent of Parent.
Termination. The Merger Agreement may be terminated prior to the Offer Closing Time as follows:
(i)	by mutual written consent of Parent, Purchaser and Akili;
(ii)	by either Parent or Akili if:
a.
(A) subject to the terms of the Merger Agreement, the Offer Closing Time shall not have occurred on or before 11:59 p.m. Eastern Time on July 31, 2024 (as such date may be extended, the “Outside Date”) or (B) the Offer shall have expired or been terminated in accordance with its terms and in accordance with the Merger Agreement without Purchaser having purchased any Shares; provided that this right to terminate the Merger Agreement shall not be available to a party if such occurrence is primarily due to a material breach of the Merger Agreement by such terminating party; or
b.
any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and become final and non-appealable; provided, that this right to terminate the Merger Agreement shall not be available to a party if such Legal Restraint is primarily due to such party’s failure to comply with its reasonable best efforts obligations under Section 7.02 of the Merger Agreement, as described above;

(iii)
by Parent, if Akili breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (A) would result in the failure of an Offer Condition and (B) cannot be or has not been cured prior to the earlier of (x) 30 days after giving written notice to Akili of such breach or failure to perform and (y) the Outside Date; provided that Parent and Purchaser are not then in material breach of the Merger Agreement (a “Akili Breach Termination”);

(iv)	by Parent if an Adverse Recommendation Change or an Intervening Event Adverse Recommendation Change has occurred;
(v)
by Parent if the Offer expires as of the-then applicable Expiration Time as a result of the non-satisfaction of one or more of the Offer Conditions in a circumstance where Purchaser has no further obligation to extend the Expiration Time pursuant to the Merger Agreement;

(vi)
by Akili if (A) Purchaser fails to commence the Offer, except in the event of a violation by Akili of its obligations under the Merger Agreement, (B) Purchaser shall have terminated the Offer prior to the Expiration Time (as may be extended) other than in accordance with the Merger Agreement, or (C) all of the Offer Conditions have been satisfied or else validly waived (other than those conditions that by their nature are to be satisfied at the time Purchaser consummates the Offer, but subject to such conditions being able to be satisfied or waived) as of immediately prior to the expiration of the Offer and the Offer Closing Time shall not have occurred within five business days following the expiration of the Offer;

(vii)
by Akili, if Parent or Purchaser breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (A) had or would reasonably be expected to, individually or in the aggregate with all such other breaches or failures to perform, result in a Parent Material Adverse Effect (as defined in the Merger Agreement) and (B) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Purchaser of such breach or failure to perform and (y) the Outside Date; provided that Akili is not then in material breach of the Merger Agreement; or

(viii)
by Akili, if (A) the Akili Board authorizes Akili to enter into a definitive written agreement to consummate a Superior Company Proposal (as defined below), (B) the Akili Board has complied in all material respects with their obligations under the Merger Agreement in respect of such Superior Company Proposal and (C) Akili has paid, or simultaneously with the termination of the Merger Agreement pays, the Company Termination Fee (as defined below).

•
“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after May 29, 2024 and that if consummated would result in a person or group (or the stockholders of any person) owning, directly or indirectly, (i) 50% or more of the aggregate voting power of the capital stock of Akili or of the surviving entity or the resulting direct or indirect parent of Akili or such surviving entity or (ii) 50% or more (based on the fair market value thereof, as determined in good faith by the Akili Board) of the assets of Akili on terms and conditions which the Akili Board determines, in good faith, after consultation with outside counsel and an independent financial advisor, (A) is more favorable from a financial point of view to the Akili stockholders than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and the Merger Agreement; and (B) is reasonably likely to be completed.

Termination Fee. Akili has agreed to pay Parent a termination fee of $1,050,000 (the “Company Termination Fee”) if:

(i)	Akili terminates the Merger Agreement pursuant to a termination in connection with a Superior Company Proposal (as defined above) as described in clause (viii) of “Termination” above;
(ii)	Parent terminates the Merger Agreement in the event an Adverse Recommendation Change or an Intervening Event Adverse Recommendation Change occurs; or
(iii)
(A) after May 29, 2024, a bona fide Company Takeover Proposal is publicly proposed or announced or becomes publicly known or otherwise communicated to management of Akili or the Akili Board, and such Company Takeover Proposal is not publicly withdrawn or, if not publicly proposed or announced or communicated to the Akili Board or management has been withdrawn (x) in the case of a termination due to a failure to consummate the Merger prior to the Outside Date or the Offer expires as of the then-current Expiration Time, in each case, due to failure to meet one or more Offer Conditions where Purchaser has no further obligation to extend the Expiration Time pursuant to the Merger Agreement, prior to the date that is four business days prior to the final expiration date of the Offer or (y) in the case of a Akili Breach Termination, prior to the time of such breach, (B) the Merger Agreement is terminated due to a failure to consummate the Merger prior to the Outside Date or the expiration of the Offer as of the-then applicable Expiration Time as a result of the non-satisfaction of one or more of the Offer Conditions in a circumstance where Purchaser has no further obligation to extend the Expiration Time pursuant to the Merger Agreement or an Akili Breach Termination, and (C) within 12 months after any such termination referenced in the preceding clause (B), Akili consummates, or enters into a definitive agreement with respect to, any Company Takeover Proposal.

•
For purposes of this “Termination Fee” (i) – (iii), the term “Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its subsidiaries) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 50% or more (based on the fair market value thereof, as determined by the Akili Board) of the assets of Akili and its subsidiaries, taken as a whole (including any capital stock of Akili’s subsidiaries) or (B) 50% or more of the aggregate voting power of the capital stock of Akili, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving Akili or any of its subsidiaries that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 50% or more of the aggregate voting power of the capital stock of Akili or of the surviving entity or the resulting direct or indirect parent of Akili or such surviving entity, other than, in each case, the Transactions or (iii) any combination of the foregoing.

Akili is obligated to pay to Parent an expense reimbursement payment equal to the reasonable and documented out-of-pocket fees and expenses incurred by or on behalf of Parent or its affiliates in connection with the Transactions up to a maximum of $175,000 if Parent terminates the Merger Agreement following the expiration of the Offer as of the-then applicable Expiration Time as a result of the non-satisfaction of one or more of the Offer Conditions in a circumstance where Purchaser has no further obligation to extend the Expiration Time pursuant to the Merger Agreement (the “Expense Reimbursement Payment”).
In the event Parent receives the Company Termination Fee or Expense Reimbursement Payment, such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Purchaser and constitute their sole and exclusive remedy against Akili and its current, former or future stockholders and representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of Akili and its current, former or future stockholders or representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions, except as set forth in the Merger Agreement.
Effect of Termination. If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will become void and have no effect and there will be no liability or obligation on the part of Parent, Purchaser or Akili following any such termination, except that: (i) certain specified provisions of the Merger Agreement will survive, including those described in “Termination Fee” above; (ii) the confidentiality agreement by and among Parent and Akili will survive the termination of the Merger Agreement and remain in full force and effect in accordance with its terms; and (iii) termination will not relieve any party from liability for fraud or any willful and material breach of such party’s representations, warranties, covenants or agreements set forth in the Merger Agreement.
Conduct of Business Pending the Merger. Akili has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, except (i) as required by any other provision of this Agreement (or as expressly set forth in the Akili Disclosure Letter), (ii) as required by applicable law or (iii) with Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Akili and its direct and indirect subsidiaries shall use their commercially reasonable efforts to conduct their respective businesses in accordance with the Cost Management Process (as defined in the Merger Agreement) and otherwise in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use their commercially reasonable efforts to (A) preserve their material assets and pay their indebtedness and taxes when due, subject to good faith disputes over such indebtedness and taxes, (B) keep in effect casualty, product liability, workers’ compensation, property damage, business interruption and other insurance policies in coverage amounts substantially similar to those in effect on the date of the Merger Agreement, (C) preserve Akili’s business organization and maintain its existing relations and goodwill with suppliers, distributors, creditors, lessors, consultants, regulators and material business partners, (D) preserve and protect the material Company Intellectual Property (as defined in the Merger Agreement) consistent with Akili’s past practice, (E) maintain its cash balance above the Minimum Cash Condition, (F) maintain its Net Working Capital above the Minimum NWC Condition and (G) pay accounts payable and other obligations of Akili and its subsidiaries when they become due and payable in the ordinary course of business.
Akili has also agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, except as set forth in the Akili Disclosure Letter or required by the Merger Agreement or applicable law, neither Akili nor any of its subsidiaries shall or may:
•	amend its certificate of incorporation, bylaws or other comparable organizational documents, or the organizational or governing documents of any of its subsidiaries;
•
issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any Company Securities (as defined in the Merger Agreement), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Company Securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Company Securities, in each case to or in favor of a person other than Akili or a wholly owned subsidiary of Akili, provided, that Akili may issue Shares upon the exercise, vesting or settlement of Company Stock Options and Company Restricted Stock Units that are outstanding on the date of the Merger Agreement (including in satisfaction of any amounts required to be deducted or withheld for tax obligations under applicable law) in accordance with their terms as of the date of the Merger Agreement or in accordance with the terms of any contract in effect as of such date; (B) redeem, purchase or otherwise acquire any outstanding Company Securities, or any rights, warrants, options, calls, commitments, convertible securities or any other agreements of any character to acquire any Company Securities, except in connection with the exercise, vesting or settlement of Company Stock Options and Company Restricted Stock Units (including the withholding of Shares to satisfy tax obligations pertaining to such exercise, vesting or settlement) that are outstanding on the date of the Merger Agreement and in accordance with their terms as of such date; (C) adjust, split, combine, subdivide or reclassify any Company Securities; (D) enter into, amend or waive any of the rights under any contract with respect to the sale or repurchase of any Company Securities; or (E) except as required by the terms of the Merger Agreement or as required by applicable law, amend (including by reducing an exercise price or extending a term) or waive any of its rights under any agreement evidencing any outstanding Company Stock Options or Company Restricted Stock Units;

•
directly or indirectly acquire or agree to acquire in any transaction any equity interest in, or business of, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof (other than as permitted by the Merger Agreement) or the purchase (including by license, collaboration or joint development agreement) directly or indirectly of any properties or assets (other than (a) non-exclusive in-licenses of third party intellectual property and (b) purchases of supplies and inventory, in each case ((a)-(b)) in the ordinary course of business consistent with Akili’s past practice);

•
except as set forth in Akili Disclosure Letter, sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) (other than a Company Permitted Lien (as defined in the Merger Agreement)) any properties, rights or assets (including securities of Akili and its subsidiaries and the Company Intellectual Property (as defined in the Merger Agreement)) with a fair market value in excess of $50,000 individually or $100,000 in the aggregate, except (A) as required to be effected prior to the Effective Time pursuant to contracts in force on the date of this Agreement and listed in the Akili Disclosure Letter, (B) transfers among Akili and its wholly-owned subsidiaries in the ordinary course of business consistent with past practices or (C) dispositions of obsolete assets or expired inventory;
•
incur, create, assume or otherwise become liable for any indebtedness for borrowed money (including the issuance of any debt security and the assumption or guarantee of obligations of any person) (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Akili, in amounts in excess of $100,000 in the aggregate, except for (A) indebtedness among Akili and any of its wholly-owned subsidiaries, (B) letters of credit issued in the ordinary course of business and (C) trade credit or trade payables in the ordinary course of business;

•
declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the Shares, any Akili preferred stock or equity interests of any non-wholly owned subsidiary of Akili;

•
other than as required by applicable law or the terms of a Company Plan (as defined in the Merger Agreement) in effect as of the date of the Merger Agreement, (A) increase the compensation or benefits (including contractual severance benefits) of any current or former employees, officers, directors or other service providers of Akili or its subsidiaries,; (B) make any new equity or equity-based awards to any current or former employees, officers, directors or other service providers of Akili or its subsidiaries, other than in the ordinary course of business consistent with past practice; (C) take any action to accelerate the vesting or payment, or prefund or in any other way secure the payment of, compensation or benefits under any Company Plan; (D) enter into, negotiate, establish, amend, extend or terminate any Company Plan (including any plan, program, arrangement, agreement or policy that would be a Company Plan if in effect on the date of the Merger Agreement) or any Collective Bargaining Agreement; or (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except insofar as may be required by GAAP, applicable law or regulatory guidelines;

•
make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable law or regulatory guidelines;

•	write up, write down or write off the book value of any material assets, except to the extent required by GAAP;
•
release, compromise, assign, settle or agree to settle any proceeding, other than announced or threatened proceedings by stockholders of Akili relating to any Transaction (subject to the provisions of the Merger Agreement), (including without limitation any proceeding or investigation relating to the Merger Agreement or Merger and the Transactions with adverse parties other than Parent or Purchaser) or insurance claim, other than compromises, settlements or agreements that involve only monetary payments not in excess of $50,000 individually or $100,000 in the aggregate, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, Akili or any of its subsidiaries;

•
(A) make, change or revoke any material tax election or adopt or change any material method of tax accounting outside of the ordinary course of business, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable law), settle or compromise any liability with respect to material taxes (C) file any material amended tax return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of material taxes other than such extensions in the ordinary course of business, or (E) take any action that may result in excise tax or increase the excise tax base as described in Section 4501 of the Code, Notice 2023-2 and any subsequent guidance implementing the foregoing;

•
make or commit to (A) any capital expenditures in excess of $50,000 in the aggregate for the remainder of fiscal year 2024 or (B) any other expenditures outside the ordinary course of business that is in excess of $100,000 individually or in related expenditures, except for this clause (B) as contemplated by Akili’s monthly cash projections previously made available to Parent;

•
(A) enter into or voluntarily terminate any Company Material Contract (as defined in the Merger Agreement), (B) materially modify, amend, waive any right under or renew any Company Material Contract, other than (in the case of this clause (B)), in the ordinary course of business consistent with past practice and in a manner that does not increase the payment obligations of Akili or its subsidiaries by more than $100,000, (C) enter into or extend the term or scope of any contract that purports to restrict Akili, or any of its subsidiaries or affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, or (D) enter into any material contract that would be breached by, subject to a termination, or require the consent of any third party in order to continue in full force following, consummation of the Merger and the Transactions;
•
implement any layoffs affecting more than 50 Akili employees, place more than 50 Akili employees on unpaid leave or furlough, or materially reduce the hours or weekly pay of more than (50) Akili employees;

•
make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with Akili’s past practice) to, any person;

•
hire or offer employment or engagement to, promote or terminate (other than for cause) the employment or engagement of any director or officer, or any employee, independent contractor or consultant except as set forth in the Akili Disclosure Letter or as contemplated by the Cost Management Process;

•
merge or consolidate Akili with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Akili or any of its material subsidiaries;

•	fail to maintain in effect material insurance policies covering Akili and its subsidiaries and their respective properties, assets and businesses;
•	(A) purchase any marketable securities except in the ordinary course of business, or; (B) change in a material manner the investment guidelines with respect to Akili’s investment portfolio;
•
forgive any loans to any employees, officers or directors or other service providers of Akili or its subsidiaries, or any of their respective affiliates, except in the ordinary course of business in connection with relocation activities to any employees of Akili or its subsidiaries;

•	accelerate any accounts receivable;
•
(i) sell, transfer, assign, lease, license, covenant not to enforce, or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any person (including any affiliate) any rights to any intellectual property material to Akili or its subsidiaries, taken as a whole, other than licensing non-exclusive rights or entering into customary nondisclosure agreements, and agreements with third party contractors conducting services on behalf of Akili or material transfer agreements, in each case, in the ordinary course of business consistent with past practice, (ii) cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to patents, copyrights or trademarks expiring in accordance with their terms) any registered intellectual property, which Akili or Akili’s subsidiaries controls the prosecution or maintenance thereof (except in the ordinary course of prosecution consistent with past practice), (iii) fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any registered intellectual property (except in the ordinary course of prosecution consistent with past practice), (iv) make any change in intellectual property material to the business of Akili and its subsidiaries, taken as a whole, that does or would reasonably be expected to impair such intellectual property or Akili’s or its subsidiaries rights with respect thereto, (v) disclose to any person (other than representatives of Parent and Purchaser) any trade secrets, know-how or confidential or proprietary information, except, in the case of confidential or proprietary information, in the ordinary course of business to a person that is subject to confidentiality obligations, (vi) provide, disclose, or commit to provide or disclose, to any third party any source code of Akili software or of any other software used by Akili or any of its subsidiaries (other than to its employees, consultants, independent contractors and other service providers pursuant to an agreement binding the recipient to confidentiality and non-disclosure obligations), or (vii) fail to take or maintain reasonable measures to protect the confidentiality and value of trade secrets included in any of the intellectual property owned by Akili material to the business of Akili and Akili’s subsidiaries, taken as a whole; or

•	authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.
Access to Information. Except if prohibited by applicable law, during the period prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, Akili will provide Parent and its Representatives reasonable access during normal business hours (under supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of Akili’s business) to its properties, books and records, contracts and personnel, and will furnish to Parent such information concerning Akili’s business, properties and personnel as Parent or its representatives may reasonably request.
Stockholder Litigation. In the event that any litigation commences or is threatened in writing by or on behalf of one or more stockholders of Akili against Akili and its directors relating to any Transaction, Akili has agreed to provide Parent an opportunity to review and propose comments to all material filings or responses to such litigation. Parent’s consent is required for Akili to enter into, agree to or disclose any settlement with respect to any such litigation. Akili has an obligation to notify Parent of the commencement or written threat of any such litigation and to keep Parent promptly and reasonably informed regarding any such litigation.
Indemnification, Exculpation and Insurance. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, and rights to advancement of expenses, existing in favor of any person who is, or prior to the Effective Time becomes, or has been at any time prior to the date of the Merger Agreement, a director or officer of Akili or its predecessors (each, an “Indemnified Party”), in each case, as provided in Akili’s charter, bylaws or any indemnification agreement between Akili and an Indemnified Party: (i) will be assumed by the Surviving Corporation at the Effective Time, (ii) will survive the Merger, (iii) will continue in full force and effect in accordance with their terms and (iv) for a period of six years following the date of the Merger Agreement, will not be amended, repealed or otherwise modified in any manner adverse to such Indemnified Party. Parent has agreed to ensure the Surviving Corporation complies with the foregoing obligations.
Stock Exchange Delisting and Deregistration. As promptly as practicable following the Effective Time, the Surviving Corporation will cause Akili’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act. If the Surviving Corporation is or is reasonably likely to be required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act which falls on a date within the 10 days following the Merger Closing Date, Akili will deliver to Parent at least three business days prior to the Merger Closing a substantially final draft of any such annual or quarterly report, and, subject to Parent’s prior review and comment, which comments, if any, Akili shall consider in good faith, Akili will file, or cause to be filed, such annual or quarterly report, as applicable, prior to the Merger Closing.
14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the Akili Board and the compensation committee of the Akili Board) shall use reasonable best efforts to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the date of the Merger Agreement will be, entered into by the Company with current or future directors, officers or employees of the Company.
Section 16 Matters. Prior to the Effective Time, Parent will, and Akili may, take all steps as may be required to cause any dispositions or cancellations (or deemed dispositions or cancellations) of Akili equity securities (including derivative securities) in connection with the Merger Agreement or the Transactions by each individual who is a director or officer of Akili subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.
Takeover Laws. The Akili Board has duly taken all actions so that no “fair price,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (collectively, “Takeover Laws”) shall prohibit the execution, delivery or performance of or compliance with the Merger Agreement, the Merger or the Transactions.
Governance of the Surviving Corporation. Immediately following the Effective Time, (i) the directors of the Purchaser immediately prior to the Effective Time will be appointed as the directors of the Surviving Corporation and (ii) the officers of Purchaser immediately prior to the Effective Time will become the officers of the Surviving Corporation.
Public Announcements. Parent, Purchaser and Akili have agreed to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange.
Representations and Warranties. This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Purchaser or Akili, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of the specified dates therein. The assertations embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure schedule delivered by Akili to Parent in connection with the Merger Agreement.
The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.
In the Merger Agreement, Akili has made representations and warranties to Parent and Purchaser with respect to, among other things:
•	corporate matters, such as due organization, good standing and qualification,
•	corporate power, authority and enforceability;
•	governmental authorization;
•	absence of conflicts and required consents and approvals;
•	capitalization;
•	subsidiaries;
•	SEC filings, financial statements and the Sarbanes-Oxley Act;
•	accuracy of information supplied for purposes of the Schedule 14D-9;
•	absence of certain changes or events (including a Company Material Adverse Effect (as defined below)) since March 31, 2024;
•	absence of undisclosed liabilities;
•	compliance with laws and court orders;
•	contracts;
•	litigation;
•	property;
•	intellectual property, privacy and data security;
•	taxes;
•	employee benefit plans;
•	employment matters;
•	environmental matters;
•	regulatory matters and compliance;
•	healthcare regulatory matters and compliance;
•	insurance;
•	anti-corruption and global trade control laws;
•	suppliers;

•	brokers’ and finders’ fees and expenses;
•	opinion of Akili's financial advisor;
•	absence of a stockholder rights plan and Takeover Laws;
•	Akili activities re the Defense Production Act of 1950;
•	absence of any requirement for stockholder votes or consents in accordance with Section 251(h) of the DGCL; and
•	absence of any other representations, reliance and waivers.
Some of the representations and warranties in the Merger Agreement made by Akili are qualified as to “materiality” or a “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any effect, event, occurrence, development or change, individually or in the aggregate, that has, or would reasonably be expected to have, a material adverse effect on (i) the assets, liabilities, business, financial condition or results of operations of Akili, taken as a whole or (ii) the ability of Akili to consummate the Transactions. Solely with respect to the foregoing clause (i) of the definition of Company Material Adverse Effect, a Company Material Adverse Effect shall not be deemed to include effects, events, occurrences, developments or changes arising out of, relating to or resulting from:
(i)
changes generally affecting the economy, financial or securities markets or political, legislative or regulatory conditions, except to the extent such changes adversely affect Akili in a disproportionate manner relative to other participants in Akili’s industry;

(ii)	changes in Akili’s industry, except to the extent such changes adversely affect Akili in a disproportionate manner relative to other participants in Akili’s industry;
(iii)	any change in law or the interpretation thereof, except to the extent such changes adversely affect Akili in a disproportionate manner relative to other participants in Akili’s industry;
(iv)	any change in applicable accounting regulations or principles, including GAAP, or the interpretation thereof;
(v)
acts of war, armed hostility, terrorism, volcanic eruptions, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, except to the extent such acts adversely affect Akili in a disproportionate manner relative to other participants in Akili’s industry;

(vi)
the public announcement by Parent of its proposal to acquire Akili or the execution and delivery of the Merger Agreement or the announcement of the Merger, including the impact thereof on contractual or other relationships with suppliers, distributors, partners, employees, officers, directors, lenders, investors, patients, Governmental Authorities or other third parties, and any Stockholder Litigation (except to the extent such effect, event, occurrence, development or change under this clause (vi) constitutes or results from a breach of certain Akili representations in the Merger Agreement);

(vii)
any failure by Akili to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings (it being understood and agreed that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect)

(viii)
any change in the price or trading volume of the Shares on Nasdaq (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect)

(ix)	actions required by the Merger Agreement, or the failure to take any action prohibited by the Merger Agreement for which Parent has unreasonably refused Akili’s written request to provide consent;
(x)
changes in Akili’s credit ratings (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect);

(xi)	changes in interest rates or foreign exchange rates;

(xii)	certain matters set forth on the Akili Disclosure Letter; or
(xiii)	compliance with the Cost Management Process.
In the Merger Agreement, Parent and Purchaser have made representations and warranties to Akili with respect to:
•	corporate matters, such as due organization, good standing, power and authority;
•	corporate power, authority and enforceability;
•	absence of conflicts and required consents and approvals;
•	accuracy of information supplied for purposes of the Schedule 14D-9 and the Offer Documents;
•	broker’s fees and expenses;
•	litigation;
•	ownership of Shares; and
•	sufficiency of funds.
Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or a “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Parent or Purchaser from consummating the Offer and the Merger on or before the Outside Date.
None of the representations and warranties in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Effective Time, other than those covenants or agreements of the parties which by their terms contemplate performance after the Effective Time.
Specific Performance. The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties further agreed that the parties will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement in the Delaware Court of Chancery (or in any other court of the State of Delaware or any federal court located in the State of Delaware if jurisdiction is not then available in the Delaware Court of Chancery) in addition to any other remedy to which they are entitled at law or in equity.
Expenses. Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement, the Offer, the Merger and the other Transactions will be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.
Offer Conditions. The Offer Conditions are described in “The Tender Offer—Section 14. Conditions of the Offer.”
Support Agreements. In connection with the execution of the Merger Agreement, Parent and Purchaser entered into support agreements (the “Support Agreements”) with Adam Gazzaley, M.D., Ph.D., SC Master Holdings, LLC, SC Pipe Holdings LLC, W. Edward Martucci II, Ph.D., Jonathan David, Jazz Human Performance Opportunity Fund, LP, Jazz Human Performance Technology Fund, LP, John Spinale, Jacqueline Studer, Matthew Franklin and PureTech Health LLC (the “Supporting Stockholders”). The Support Agreements provide that, among other things, the Supporting Stockholders will irrevocably tender the Shares held by them in the Offer, upon the terms and subject to the conditions of the Offer. The Shares subject to the Support Agreements comprise approximately 37.38% of the outstanding Shares. The Support Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement or if the Akili Board or any committee thereof approves, recommends, encourages or supports an alternative transaction.
This summary and description of the material terms of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Support Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and are incorporated by reference herein.
Confidentiality Agreement. On April 9, 2024, Akili and Parent entered into a confidentiality letter agreement (the “Confidentiality Agreement”), pursuant to which Parent agreed, subject to certain exceptions, to keep confidential all non-public, confidential or proprietary information about Akili or any of its subsidiaries furnished in connection with a possible negotiated transaction. Except as otherwise provided in the Confidentiality Agreement, the Confidentiality Agreement shall terminate upon the earlier of the second anniversary of the date of the Confidentiality and execution of a definitive agreement. The Confidentiality Agreement includes a 12 month standstill provision and an employee non-solicitation provision.
This summary and description of the material terms of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.
Exclusivity Agreement. Prior to signing the Merger Agreement, Parent and Akili entered into a letter agreement, dated May 9, 2024 (the “Exclusivity Agreement”), which provided for exclusive negotiations between Parent and Akili from the date of the Exclusivity Agreement until May 22, 2024, subject to certain extensions.
This summary and description of the material terms of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit (d)(4) to the Schedule TO and is incorporated by reference herein.
13.	SOURCE AND AMOUNT OF FUNDS.
The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for the settlement and cancellation of Company Stock Options and Company Restricted Stock Units) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement is approximately $35,000,000. The funds to pay for all Shares accepted for payment in the Offer may be funded entirely with Akili’s Closing Cash (the amount of which is supported by the Minimum Cash Condition), or otherwise will be funded partially or entirely by available cash at Parent or Purchaser.
We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash; (ii) the Offer is not subject to any financing conditions; (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger; (iv) the funds to pay for all Shares accepted for payment in the Offer may be funded entirely with Akili’s Closing Cash (the amount of which is supported by the Minimum Cash Condition); and (v) the Purchaser does not have any relevant historical information.
14.	CONDITIONS OF THE OFFER.
Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:
(a)
prior to the Expiration Time, there shall not have been validly tendered (and not properly withdrawn) at least one Share more than 50% of the number of Shares that are then issued and outstanding as of the expiration of the Offer (the “Minimum Tender Condition”); or

(b)	any of the following conditions exist or shall have occurred and be continuing at the Expiration Time:
(i)	there shall be any Legal Restraint in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;
(ii)
(A) (1) any representation or warranty of Akili set forth in Article IV of the Merger Agreement (other than those set forth in Section 4.01 (Organization, Standing and Power) (but only with respect to the first sentence thereof), Section 4.02 (Corporate Authorization), Section 4.05 (Capitalization), Section 4.06 (Subsidiaries), Section 4.09(a) (Absence or Certain Changes or Events), Section 4.25 (Brokers and Finder’s Fees), Section 4.26 (Opinion of Financial Advisor) and Section 4.29 (No Vote Required)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below) (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (2) any representation or warranty of Akili set forth in Section 4.01 (Organization, Standing and Power) (but only with respect to the first sentence thereof), Section 4.02 (Corporate Authorization), Section 4.06 (Subsidiaries), Section 4.25 (Brokers and Finder’s Fees), Section 4.26 (Opinion of Financial Advisor) shall not be true and correct in all material respects (provided that any inaccuracy in any representation or warranty set forth in Section 4.25 (Brokers and Finder’s Fees) constituting a liability greater than 0.5% of the Aggregate Consideration shall be deemed material) as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), (3) any representation or warranty of Akili set forth in Section 4.05 (Capitalization) of the Merger Agreement shall not be true and correct other than inaccuracies which would not cause the Aggregate Consideration to increase by more than 0.5%, as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (4) any representation or warranty of Akili set forth in Section 4.09(a) (Absence or Certain Changes or Events) and Section 4.29 (No Vote Required) of the Merger Agreement shall not be true and correct in all respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date);
(iii)
Akili shall have failed to perform in all material respects the obligations to be performed by it as of such time under the Merger Agreement, including without limitation Akili obligations under Section 6.02 of the Merger Agreement;

(iv)
Parent shall have failed to receive from Akili a certificate, dated as of the date on which the Offer expires and signed by an executive officer of Akili, certifying to the effect that the Offer Conditions set forth in clauses (ii), (iii), (v) and (vii) have been satisfied as of immediately prior to the expiration of the Offer;

(v)
since the Agreement Date, any event, occurrence, development or state of circumstances, facts or condition has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(vi)	the Merger Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”);
(vii)	the aggregate number of Appraisal Shares shall represent 15% or more of the outstanding Shares of Akili; or
(viii)
the (A) Closing Cash (as defined in the Merger Agreement) is either (1) less than $55,000,000 if the Offer Closing Time is on or before July 31, 2024 or (2) less than $53,000,000 if the Offer Closing Time is after July 31, 2024 (the “Minimum Cash Condition”); or (B) the Net Working Capital (as defined in the Merger Agreement) is either (1) less than $1,800,000 if the Offer Closing Time is on or before July 31, 2024 or (2) less than $2,000,000 if the Offer Closing Time is after July 31, 2024 (the “Minimum NWC Condition”).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer and are described herein. The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion. Such rights of termination are described above in “The Tender Offer—Section 12. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination.” All conditions (including the Minimum Cash Condition and the Minimum NWC Condition), other than the Minimum Tender Condition may be waived by Parent or Purchaser in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent, Purchaser or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In accordance with SEC rules and regulations, upon discovery of a condition that gives rise to termination of the Offer, Parent and Purchaser will undertake to promptly notify Akili’s stockholders of a decision to either terminate the Offer, or to waive the condition and proceed with the Offer.
15.	DIVIDENDS AND DISTRIBUTIONS.
The Merger Agreement provides that Akili will not between the date of the Merger Agreement and the Effective Time, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock (including the Shares) or other equity interests. See “The Tender Offer—Section 3. Price Range of Shares; Dividends” and “The Tender Offer—Section 12. Summary of the Merger Agreement and Certain Other Agreements—Conduct of Business Pending the Merger.”
16.	CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.
General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by Akili with the SEC and other information regarding Akili, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Akili and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser have agreed to use reasonable best efforts to, in the most expeditious manner practicable, obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity. The parties currently expect that such approval or action, except as described below under “Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Akili or Parent’s business or that certain parts of Akili or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See “The Tender Offer—Section 14. Conditions of the Offer.”
Antitrust. Based on a review of the information currently available relating to the businesses in which Parent and Akili are engaged and the consideration to be paid for the Shares, Parent and Purchaser have determined that no mandatory antitrust premerger notification filing or waiting period under Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR”), and the rules and regulations promulgated thereunder is required, and therefore HSR clearance is not a condition to the consummation of the Offer or the Merger.
Based upon an examination of publicly available and other information relating to the businesses in which Akili is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See “The Tender Offer—Section 14. Conditions of the Offer.”
Stockholder Approval Not Required. Assuming the Offer and the Merger are consummated in accordance with Section 251(h) of the DGCL, Akili has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Akili and the consummation by Akili of the Offer and the Merger have been duly validly authorized by all necessary corporate action on the part of Akili, and no other corporate proceedings on the part of Akili are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on such merger; (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to the offer, together with the stock otherwise owned by the consummating company and its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement; and (iii) the stockholders at the time of the merger receive the same consideration for their stock in the merger as was payable in the tender offer. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Akili will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and Akili will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Akili in accordance with Section 251(h) the DGCL. See “The Tender Offer—Section 2. Purpose of the Offer and Plans for Akili” and “The Tender Offer—Section 12. Summary of the Merger Agreement and Certain Other Agreements.”
Takeover Laws. A number of states (including Delaware, where Akili is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
As a Delaware corporation, Akili has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock and the affiliates and associates of such person) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless, among other exceptions: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is: (A) approved by the board of directors of the corporation; and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. The restrictions on business combinations contained in Section 203 of the DGCL also do not apply, among other possibilities, (i) to corporations that do not have a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders (unless the corporation’s certificate of incorporation expressly provides otherwise) or (ii) to interested stockholders who became interested stockholders at a time when the restrictions on business combinations did not apply because of the foregoing clause (i).
Akili has represented to us in the Merger Agreement that the Akili Board has taken all actions so that no Takeover Laws will prohibit the execution, delivery or performance of or compliance with the Merger Agreement, the Merger or the Transactions. Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger or the Merger Agreement, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer, the Merger or the Merger Agreement, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See “The Tender Offer—Section 14. Conditions of the Offer.”
Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of Akili who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the

DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares plus interest, if any, on the amount determined to be fair value.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. All references in Section 262 of the DGCL and in this summary to a (i) “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, (ii) “beneficial owner” are to a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity. Stockholders and beneficial owners of Shares should carefully review the full text of Section 262 of the DGCL as well as the information discussed herein. Stockholders and beneficial owners of Shares should assume that Akili will take no action to perfect any appraisal rights of any person.
The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders and beneficial owners of Shares should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and Akili may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.
Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.
Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. THE SCHEDULE 14D-9 WILL CONSTITUTE THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING AND PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.
As will be described more fully in the Schedule 14D-9, stockholders and beneficial owners of Shares wishing to exercise the right to seek an appraisal of their Shares under Section 262 of the DGCL must do ALL of the following:
•
within the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer) and 20 days after the mailing of the Schedule 14D-9, deliver to Akili at the address indicated in the Schedule 14D-9 a written demand for appraisal of their Shares, which demand must reasonably inform Akili of the identity of the person making the demand and that the person is demanding appraisal and, in the case of a demand made by a beneficial owner of Shares, must also reasonably identify the holder of record of the Shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL;

•	not tender his, her or its Shares pursuant to the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the time Parent accepts properly tendered Shares for purchase); and
•	continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time.
Any stockholder who sells Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but rather will receive the Offer Price, subject to the terms and conditions of the Merger Agreement, as well as the Offer to Purchase and related Letter of Transmittal, as applicable.
The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that Akili stockholders or beneficial owners of Shares exercise appraisal rights under Section 262 of the DGCL.
If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if: (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination; or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.
Litigation. There have been no lawsuits filed against Akili, the Akili Board, Parent or Purchaser in connection with the Offer. Lawsuits may be filed against Akili and the Akili Board, and lawsuits may be filed against Parent and Purchaser, in connection with the Offer, the Merger and the related disclosures. Absent new or different allegations that are material, Parent and Purchaser will not, and understand that Akili will not, necessarily announce such filings.
17.	FEES AND EXPENSES.
Parent has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. The Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
18.	MISCELLANEOUS.
The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in “The Tender Offer—Section 10. Certain Information Concerning Akili.”
The Offer does not constitute a solicitation of proxies for any meeting of Akili stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Parent, Purchaser, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, Akili or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
Alpha Merger Sub, Inc.

Virtual Therapeutics Corporation

June 3, 2024

SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PURCHASER AND PARENT.
1.	Alpha Merger Sub, Inc.
Alpha Merger Sub, Inc. was incorporated for the purpose of consummating the Offer and effecting the Merger pursuant to the Merger Agreement. The following table sets forth information about the sole director and executive officers of Alpha Merger Sub, Inc. as of May 31, 2024.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Daniel J. Elenbaas Sole Director and President Citizenship: United States of America (dual citizenship: Republic of Ireland)
Mr. Elenbaas currently serves as President and CEO of Virtual Therapeutics Corporation and as a member of the Board of Directors, positions he has held since the company’s founding in 2015. Mr. Elenbaas also serves as a Manager in three entities that are involved exclusively in private company investments: Elenbaas Ventures LLC (founded in 2003), Ignite Development LLC (founded in 2021), and Immerse Ventures LLC (founded in 2023). Mr. Elenbaas founded and served as CEO and Chairman of Clearshift Corporation (a gig employment platform developer) from 2012 to 2017. He also served as CEO and Chairman of Amaze Entertainment (an independent video game developer) from November 1996 to January 2007. Mr. Elenbaas served on the board of Foundation 9 Entertainment (the company that purchased Amaze Entertainment) from 2007 to 2016. Mr. Elenbaas received a B.A. degree in Political Science from Brigham Young University.

Matt McIntire Treasurer and Secretary Citizenship: United States
Mr. McIntire serves as Vice President Operations and Finance of Virtual Therapeutics Corporation. From 2019 to 2021, Mr. McIntire served as Director Business Management of Turn10 and Playground Games Studios, a part of Microsoft Game Studios. From 2008 to 2019, he held various positions at Microsoft in the 3rd Party Gaming Finance team in Xbox, most recently Group Finance Manager. Mr. McIntire received a B.S. degree in Finance from Brigham Young University and an M.B.A from the University of Washington.

The common business address and telephone number for the sole director and executive officers of Purchaser is as follows: 13905 NE 128th St., Suite 200, Kirkland, WA 98034, Tel: (425) 821-8001.

2.	Virtual Therapeutics Corporation
Virtual Therapeutics Corporation is a digital health company delivering scalable, accessible, affordable, and personalized solutions for mental health and mental fitness. The following table sets forth information about the executive officers of Virtual Therapeutics Corporation as of May 31, 2024.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Daniel J. Elenbaas Director, President and CEO Citizenship: United States of America (dual citizenship: Republic of Ireland)	Refer above.

Matt McIntire Vice President Operations and Finance Citizenship: United States	Refer above.

Ben Wiegand Independent Director Citizenship: United States
Dr. Wiegand is the Chief Scientific Officer of Lore Health, a position he has held since June 2023. Lore Health uses a social network approach to help individuals change behavior and reduce inflammation. Prior to this role, Ben was the Founding Partner, Connected World Without Disease Accelerator (CWWDA) from 2022- present, as well as Sr. Vice President, R&D, Optum Labs from 2020-2022. He held a range of roles of increasing responsibilities over a period of 25 years at the Johnson & Johnson family of Companies. Included in this were positions at Janssen: Global Head, World Without Disease Accelerator (2017-2020) and Global Head, Disease Interception Accelerator, (2014-2017) and positions within the Johnson & Johnson Consumer Companies, including Vice President Open Innovation and New Business Models (2012-2014), General Manager, Wellness & Prevention – Employer Franchise (2010-2012) and a number of additional R&D positions of increasing responsibilities from 1995-2010.

Dr. Wiegand has a B.A in Chemistry from the University of Illinois, as well as M.A. and Ph.D in Physical Chemistry from Harvard.

Marissa Bertorelli Director Citizenship: United States
Marissa Bertorelli joined Polaris Partners in 2019 and is a principal in the firm’s San Francisco office primarily focused on healthcare investments. Polaris Partners is an investment firm that manages specialty and diversified funds in healthcare and healthcare-adjacent technology with investments across all stages. She currently serves on the Board of Directors of Amplifire since July 2022, and as a Board Observer to Auron Therapeutics since December 2020, Cohere Health since March 2021, BeMe Health since August 2021, Livara since December 2020, and Wedgewood Pharmacy since April 2023. She previously served on the Board of Directors of Blue Rabbit (Wedgewood Pharmacy) from December 2021 to April 2023 and as a Board Observer and Chief of Staff of Foresight Mental Health. Prior to Polaris, she worked in the Securities Division of Goldman Sachs, trading equity derivatives on behalf of Boston-based hedge fund and mutual fund clients. Marissa holds an MBA from Stanford University, where she was an Arbuckle Fellow, and a B.S. in Finance from Boston College.

The common business address and telephone number for Daniel J. Elenbaas and Matt McIntire is as follows: 13905 NE 128th St., Suite 200, Kirkland, WA 98034, Tel: (425) 821-8001. The business address and telephone number for Marissa Bertorelli is One Marina Park Drive, 8th Floor, Boston, MA 02210, Tel: (781) 290-0770. The business address and telephone number for Ben Wiegand is 101 W Broadway, 9th Floor, San Diego, CA 92101, Tel: (801) 703-5050.
The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Akili or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary and Paying Agent as follows:
The Depositary and Paying Agent for the Offer is:
Broadridge Corporate Issuer Solutions, LLC
Mail or deliver the Letter of Transmittal, together with the certificate(s) (if any) representing your shares, to:
If delivering by mail:	If delivering by express mail, courier, or other expedited service:

Broadridge Corporate Issuer Solutions, LLC Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge Corporate Issuer Solutions, LLC Attention: BCIS IWS 51 Mercedes Way Edgewood, NY 11717
Other Information:
Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Schedule TO may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:
Broadridge Corporate Issuer Solutions, LLC
1-855-793-5068
Shareholder@Broadridge.com
You may call Broadridge Corporate Issuer Solutions, LLC, the Information Agent for the Offer, toll-free at 1-855-793-5068 or email them at Shareholder@Broadridge.com.